UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )

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TRONOX LIMITED
(ACN 153 348 111)
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRONOX LIMITED (ACN 153 348 111) Lot 22 Mason Road Kwinana Beach, WA, Australia 6167

NOTICE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF TRONOX LIMITED

Date and Time	Wednesday, May 23, 2018, at 9:00 a.m., U.S. Eastern Daylight Time

Place	Stamford Marriott Hotel 243 Tresser Boulevard Stamford, Connecticut 06901, U.S.A

Record Date	May 21, 2018, at 5:00 p.m., U.S. Eastern Daylight Time

Items of Business	(1)	Election of Class A Directors and Class B Directors;
	(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
	(3)	Advisory vote on executive compensation;
	(4)	Approval of the following special resolution authorizing financial assistance pursuant to Australian law:

“That, for the purposes of section 260B(3) of the Corporations Act 2001 (Cth), approval is given by the shareholders of Tronox Limited ACN 153 348 111 (the “Company”) for the companies identified in Proposal 4 of the Proxy Statement accompanying the notice convening this meeting as the "Australian Cristal Subsidiaries" to financially assist the Company and its subsidiaries (or any of them) to acquire shares in any or all of the Australian Cristal Subsidiaries or in any holding company of any of the Australian Cristal Subsidiaries, as described in Proposal 4 of the Proxy Statement;”

	(5)	Receipt and consideration of Annual Financial Report for year ended December 31, 2017 and reports of the Directors and auditors thereon; and
	(6)	Such other business that may properly come before the Annual Meeting.

Proxies
Each shareholder may appoint a proxy or attorney to attend the Annual Meeting and vote on the shareholder’s behalf. A shareholder entitled to cast two or more votes at the Annual Meeting is entitled to appoint two proxies. The shareholder may specify the proportion or number of votes that the proxy may exercise. A proxy need not be a shareholder of the Company.

An appointment of a proxy or an attorney is not effective unless (i) in the case of a proxy, the proxy appointment form and, if it is signed or otherwise authenticated by the shareholder’s attorney, the authority under which the appointment is signed (or a certified copy of the authority); or (ii) in the case of an attorney, the power of attorney (or certified copy of it) is received by the Company no later than 11:59 p.m., U.S. Eastern Daylight Time, on May 22, 2018, either by online submission to the Company’s proxy tabulator, mail to 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA, or P.O. Box 305, Kwinana, Western Australia, Australia, 6966 or faxed to +1 (203) 705-3703 (USA) or +61 (0) 8 9 365-1390 (Australia).

A body corporate which is a shareholder, or which has been appointed as a proxy, may appoint an individual to act as its representative at the Annual Meeting. The representative should bring to the Annual Meeting evidence of his or her appointment, including any authority under which it is signed, unless it has previously been given to the Company.

Jeffrey N. Neuman
Senior Vice President,
General Counsel and Secretary
April 19, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY MAY 23, 2018

This Notice of Annual Meeting and Proxy Statement and the 2017 Annual Report is available at
www.edocumentview.com/trox.
Except as stated otherwise, information on our website is not part of this Proxy Statement.

PROXY SUMMARY

This summary provides an overview of the information contained elsewhere in this Proxy Statement. In this Proxy Statement, references to “Tronox,” the “Company,” “we,” “us,” or “our” and similar expressions refer to Tronox Limited and “Annual Meeting” refers to the annual general meeting of the shareholders of Tronox Limited, unless the context of a particular reference provides otherwise. In the Proxy Statement references to “shares” refer to ordinary shares of Tronox Limited, including Class A ordinary shares (“Class A Shares”) and Class B ordinary shares (“Class B Shares”). As this is only a summary, we encourage you to read carefully this Proxy Statement in its entirety prior to voting. For additional information regarding our 2017 operating and financial performance, please also review our Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation Plan Changes & Shareholder Outreach Update

At our most recent Annual Meeting of Shareholders, held on April 21, 2017, our Say-on-Pay advisory vote passed with an affirmative vote of 71.4% of the votes cast, but only because holders of our Class A and Class B Shares voted together as a single class. The 2017 vote outcome represented the third year in a row where we did not receive the approval from a majority of our Class A shareholders with respect to Say-on-Pay.

In light of these results and directly as a result of the valuable feedback received from our shareholders, the Board of Directors and the Company’s Human Resources and Compensation Committee (the “HRCC”) made several significant changes to our executive compensation. Starting with the February 2018 grant, the long-term performance-based awards will utilize a combination of financial and operational performance metrics coupled with a Total Shareholder Return (TSR) modifier.

We believe this represents a more balanced approach, creating better line of sight to the key metrics our named executive officers (“NEOs”) are able to influence, while still incorporating shareholder return into the incentive plan design. This replaces utilizing TSR as the sole metric for performance based awards as we did in 2017. While the main advantage to utilizing TSR as a singular metric is the clear alignment with shareholders; a major disadvantage, however, is the influence external factors have on the price of the stock which are beyond management’s control (both positive and negative) and not necessarily reflective of operational and financial results.

In February 2018, the HRCC granted long-term incentives using a mix of performance-based RSUs and time-based RSUs to each of the NEOs. The 2018 grant was allocated 50% to performance-based restricted share units and 50% to time-based restricted share units.

Details of the long-term incentives granted during 2018 are:

✓	50% of the performance-based RSUs are tied to Earnings per Share (“EPS”) change over the three-year measurement period of January 1, 2018 to December 31, 2020.
✓	50% of the performance-based RSUs are tied to Operating Return on Net Assets (“ORONA”) over the three-year measurement period of January 1, 2018 to December 31, 2020.
✓	The TSR Modifier of between 1.25x and 0.75x depending on the Company’s percentile ranking over the three-year performance period of January 1, 2018 to December 31, 2020 shall be applied to both the EPS and ORONA payout percentages, provided that the maximum number of Performance RSUs that may become vested shall not exceed 200% of target.
✓	The 2017 Peer Group is being utilized for determining the TSR modifier.

PROXY SUMMARY

During this past year, we also focused on Board and Committee composition and refreshment, two important topics for our shareholders. The Board, in conjunction with an independent search firm, used a comprehensive process to identify candidates from a diverse candidate pool who could contribute to the overall effectiveness of the Board and bring their relevant skills and backgrounds to assist in the Board’s oversight and development of the Company’s strategic objectives. Informed by this comprehensive review and process as well as shareholder feedback we received, the Board recommended several Committee member rotations during 2017, and also identified and appointed on April 4, 2018 Ginger M. Jones as a new Class A Director of the Board.

As a reminder, during 2016 our management engaged with 19 of our top 25 largest investors representing approximately 56% of our Class A Shares. In those discussions, we reviewed our shareholders’ opinions on our governance, compensation and equity plans as well as the comments made by proxy advisory firms that had published their opinions on these matters. In June 2016, we publicly announced that the Board had made certain changes in its governance and had authorized the retention by the Company of compensation/governance consultants to provide both a review of its existing programs and practices as well as ongoing advice on these matters.

Additionally, during 2016, the Board changed the corporate governance and compensation policies and procedures that were in its power to change. Specifically, the Board changed the composition of several of its committees, amended certain terms contained in the Company’s Management Equity Incentive Plan (“Equity Incentive Plan”), including removing the provision that permitted the Company to reprice options without shareholder approval, and adopted share ownership guidelines for Directors. Additionally, as a result of our then CEO also being the Chairman of the Board, we appointed a Lead Independent Director with a clearly defined role with meaningful responsibilities. The Lead Independent Director, like all of our Directors, will resign each year and be subject to annual election. Moreover, we proposed, and at a special meeting of shareholders received the required affirmative vote to require, that Class A Directors will only be re-elected in uncontested elections if they receive a majority of the Class A shareholder votes that are cast.

Extraordinary Items During 2017

Last year was a time of extraordinary change for the Company which required significant time and focus by the Board of Directors. During 2017, the following events occurred.

Cristal Transaction

On February 21, 2017, we entered into a definitive agreement with The National Titanium Dioxide Company Ltd., a limited company organized under the laws of the Kingdom of Saudi Arabia (“Cristal”), and Cristal Inorganic Chemicals Netherlands Coöperatief W.A., a cooperative organized under the laws of the Netherlands and a wholly owned subsidiary of Cristal (“Seller”), to acquire the TiO2 business of Cristal for $1.673 billion of cash, subject to a working capital adjustment at closing, plus 37,580,000 Class A Shares (the “Cristal Transaction”). On March 1, 2018, we entered into an amendment to the definitive agreement that extends the termination date under such definitive agreement to June 30, 2018, with automatic 3-month extensions to March 31, 2019, if necessary based on the status of outstanding regulatory approvals. We have received approval from seven of the nine regulatory jurisdictions whose approvals are required to close the Cristal Transaction. On December 5, 2017, the U.S. Federal Trade Commission (“FTC”) filed a lawsuit seeking to block the Cristal Transaction and on March 20, 2018, the Company announced that the European Commission issued a statement of objections to the Cristal Transaction. On October 2, 2017, at a special meeting of shareholders of the Company held pursuant to the definitive agreement, the Company’s shareholders approved a resolution to issue 37,580,000 Class A Shares to the Seller in connection with the acquisition of Cristal’s TiO2 business, and the resulting acquisition of interests in such Class A Shares by the Seller and certain other persons and entities, at the closing of such acquisition.

Management Changes

On May 10, 2017, Thomas Casey retired from his position as Chief Executive Officer, for health reasons, effective as of May 15, 2017. Mr. Casey remained as Chairman of the Board until his untimely passing on May 25, 2017. In accordance with the Board’s executive leadership transition plan that had been developed in

PROXY SUMMARY

2016: (i) Peter Johnston, one of the Company’s Class A Directors, assumed the role of Interim Chief Executive Officer effective May 15, 2017; (ii) Ilan Kaufthal, previously the Company’s Lead Independent Director, was elected as Non-Executive Chairman of the Board effective June 27, 2017; and (iii) the Company’s ad hoc succession committee retained a nationally recognized search firm and commenced a search for a new chief executive officer. The search resulted in the appointment of Jeffry Quinn as President and Chief Executive Officer on December 1, 2017 at which time Mr. Johnston stepped down as interim Chief Executive Officer.

Alkali Sale

On September 1, 2017, we completed the sale of our Alkali business to Genesis Energy, L.P. for proceeds of $1.325 billion in cash.

Global Refinancing

On September 22, 2017, we consummated a $3.150 billion debt refinancing transaction consisting of: (a) $2.15 billion secured term loan facility; (b) $550 million secured asset-based revolving credit facility; and (c) $450 million 5.75% senior unsecured notes due 2025. The global refinancing lowered our cost of debt and extended the portfolio’s weighted average years to maturity. Additionally, we improved our mix of secured and unsecured debt and achieved more favorable covenants.

Exxaro Resources Limited Sale of Tronox Shares

On October 10, 2017, Exxaro Resources Limited (“Exxaro”), the sole holder of our Class B Shares, sold 22,425,000 Class A Shares in an underwritten registered offering (because Exxaro offered the Class B Shares to persons other than its affiliates, the Class B Shares automatically converted to Class A Shares). As a result of such offering, Exxaro’s overall share ownership in us decreased to approximately 24%, and thus, pursuant to our Constitution, Exxaro’s right to nominate Class B directors decreased from three to two.

Voting Matters

Management Proposals		Board Vote Recommendation	Page Reference
Proposal 1	Election of Class A and Class B Directors	For Each Nominee	12
Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm	For	32
Proposal 3	Non-binding Advisory Vote to Approve the Compensation of Our Named Executive Officers (Say-On-Pay)	For	69
Proposal 4	Approval of Special Resolution Authorizing Financial Assistance Pursuant to Australian Law	For	71

The approval of Proposals 1, 2 and 3 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each such specific Proposal. Abstentions and, if applicable, broker non-votes will have no effect on the approval of Proposals 1, 2 and 3. The approval of Proposal 4 requires the affirmative vote of at least 75% of the shares present or represented at the Annual Meeting and actually cast on such Proposal. Abstentions and, if applicable, broker non-votes will have no effect on the approval of Proposal 4.

Holders of Class A Shares are being asked to elect seven directors (the “Class A Directors”), and holders of Class B Shares are being asked to elect two directors (the “Class B Directors”, and collectively with the Class A Directors, the “Directors”). Each of our current Class A Directors and Class B Directors is standing for reelection to hold office until the next annual meeting of shareholders or until his successor is duly elected and qualified.

PROXY SUMMARY

Nominees for Director

New Class A Directors. Effective June 27, 2017, the Board appointed Timothy C. Carlson, Senior Vice President and Chief Financial Officer of the Company, as a new Class A Director of the Company to temporarily fill the vacancy created by the untimely passing of former Chairman and Chief Executive Officer Thomas Casey on May 25, 2017. Mr. Carlson’s immediate appointment was necessary to satisfy the Company’s Constitution which currently requires that the Board consist of 9 directors at all times. Moreover, as we discuss elsewhere in this Proxy Statement, during this past year, we focused on Board and Committee composition and refreshment, two important topics for our shareholders. The Board, in conjunction with an independent search firm, used a comprehensive process to identify candidates from a diverse candidate pool who could contribute to the overall effectiveness of the Board and bring their relevant skills and backgrounds to assist in the Board’s oversight and development of the Company’s strategic objectives. Informed by this comprehensive review and process, the Board recommended several Committee member rotations during 2017, and also identified and appointed on April 4, 2018 Ginger M. Jones as a new Class A Director to replace Mr. Carlson who resigned as a Class A Director on April 4, 2018. Ms. Jones has served as Senior Vice President and Chief Financial Officer of Cooper Tire & Rubber Company, a leading global competitor in the tire industry (“Cooper”) since December 2014. Ms. Jones is also responsible for Cooper’s business information systems and corporate strategic planning. Ms. Jones brings to the Board her financial, accounting and auditing experience and her public company director experience. Mr. Carlson will remain Senior Vice President and Chief Financial Officer of the Company.

In connection with the sale of Class A Shares of the Company by Exxaro on October 10, 2017, the number of Class B Shares owned by Exxaro fell below an ownership threshold specified in the Company’s Constitution, thereby reducing the number of Class B Directors whom Exxaro is entitled to appoint from three to two. As such, in accordance with the Constitution, Sipho Nkosi, a Class B Director of the Company previously appointed by Exxaro, notified the Company that he resigned from the Company’s Board of Directors, effective October 20, 2017.

In accordance with the Constitution and in connection with Mr. Nkosi’s resignation, the Company’s Board of Directors appointed Mr. Nkosi as a new Class A Director of the Company, effective October 26, 2017. In appointing Mr. Nkosi as a new Class A Director, the Board determined that Mr. Nkosi brings to the Board important experience in the mining sector, particularly in South Africa where the Company has significant operations, as well as leadership skills.

The following table provides summary information about each Director nominee. Each Director stands for election annually. Detailed information about each Director’s background, skill set and areas of experience can be found on page 13.

CLASS A DIRECTORS	AGE(1)	DIRECTOR SINCE	CURRENT OCCUPATION	INDEPENDENT	A	HRCC	CG
Ilan Kaufthal	70	2011	Non-Executive Chairman, Tronox Limited Chairman, East Wind Advisors	X
Jeffry N. Quinn	59	2011	President & CEO, Tronox Limited
Andrew P. Hines	78	2011	Principal, Hines & Associates	X	C
Wayne A. Hinman	71	2011	Former Vice President and General Manager, Worldwide Merchant Gases, Air Products & Chemicals, Inc.	X		C	C
Peter B. Johnston	67	2012	Former Interim CEO, Tronox Limited Former Global Head of Nickel Assets, Glencore	X	M		M
Sipho Nkosi	63	2012	Former CEO, Exxaro Resources	X		M
Ginger M. Jones	53	2018	Senior Vice President and CFO, Cooper Tire & Rubber Company	X	M
CLASS B DIRECTORS
Daniel Blue	65	2012	Attorney	X	M	M	M
Mxolisi Mgojo	53	2016	CEO, Exxaro Resources
(1)	As of March 1, 2018
A	Audit Committee	C	Chair
HRCC	Human Resources and Compensation Committee	M	Member
CG	Corporate Governance and Nominating Committee

PROXY SUMMARY

Corporate Governance Highlights

At Tronox, corporate governance provides a strong foundation upon which our business operates. Our governance policies and structures are designed to promote thoughtful consideration of our business actions and appropriate risk-taking, with the goal of producing successful business results for you - our shareholders. Highlights include:

✓	Seven of our nine current Directors are independent
✓	Separate Chairman and Chief Executive Officer roles
✓	Board includes a balance of experience, diversity, tenure and qualifications in areas important to our business
✓	Class A Directors are elected annually under a majority voting standard in uncontested elections
✓	Policy limiting the number of boards on which the Directors may serve
✓	Minimum Share Ownership Requirements for Directors and Executive Officers
✓	Claw-back Policy
✓	Anti-Hedging of Company Securities Policy
✓	Written Codes of Conduct for Directors, Officers, and Employees
✓	Shareholder Ratification of the Selection of External Audit Firm
✓	Comprehensive Sustainability Report

2017 Business Performance & Accomplishments

Our 2017 accomplishments included:

1. Please refer to “Management’s Discussion & Analysis of Financial Condition and Results of Operations – Non-U.S. GAAP Financial Measures” on page 47 of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2018, for a reconciliation of adjusted EBITDA to the most directly comparable U.S. GAAP financial measures.

2. Please refer to our Fourth Quarter 2017 Earnings Release filed as Exhibit 99.1 to our Form 8-K filed with the SEC on March 1, 2018, for a reconciliation of free cash flow to the most directly comparable U.S. GAAP financial measure.

PROXY SUMMARY

Executive Compensation Program Highlights

We believe our executive compensation program is aligned with our business strategy and with creating long-term shareholder value. We have strived to design our compensation program to pay for performance and to align management’s interests with our shareholders’ interests. Highlights include:

✓	Emphasis on performance-based compensation: 82% of our CEO’s target compensation and 69% of our other NEOs’ target compensation is “at-risk” and substantial amounts have in fact been forfeited over the last cycle
✓	Use of metrics in the annual incentive compensation plans for the CEO and other NEOs which are expected to drive long-term shareholder value
✓	Minimum share ownership requirements for the CEO (5x base salary) and other NEOs, (3x base salary) which reinforce our focus on shareholder alignment
✓	No excise tax gross-up provisions in any change-in-control provisions
✓	No re-pricing of stock options without shareholder approval
✓	No cash buyout of underwater options
✓	Annual review of executive compensation design, market competitiveness, and best practices
✓	50% of the long-term incentive program equity grants only vest if the Company achieves pre-determined performance metrics
✓	Retention of an independent compensation consultant to provide guidance and support to the HRCC

Pay is Aligned to Short-term & Long-term Company Performance

A significant portion of our NEO pay is variable and at risk and is subject to company and individual performance measured against financial and operating objectives, and to relative total shareholder return (“TSR”).

Short-term Incentive

As stated above, the Company had a strong performance in 2017 which resulted in above-target achievement in all three of the overall Tronox AIP metrics: (i) adjusted EBIDTA; (ii) cumulative cash generation; and (iii) safety. These results produced a weighted payout on the overall Tronox component of the short-term incentive plan at 148.1% of target. However, the overall Tronox component represents only a portion of the overall short-term incentive plan. Every Named Executive Officer (“NEO”) has, additionally, an individual performance component, and depending on the specific NEO, may also have a short-term incentive component tied to the performance of the Tronox TiO2 business.

Long-term Incentive

50% of the long-term incentive program equity grants only vest if the Company achieves pre-determined performance metrics. Final payout for the three-year performance period ended December 31, 2017, for performance shares granted in February 2015, was: (a) at 100.0% of target for TSR shares (50% weighting) as our three-year ranking was at the 50th percentile versus the TSR peer group; and (b) 0.0% of target for our ROCE (return on capital employed) shares (50% weighting) as our return was -3.0% versus our weighted average cost of capital of 9.0%.

PROXY SUMMARY

2017 Executive Total Target Compensation Mix

To promote a performance-based culture that aligns the interests of management and shareholders, our executive compensation program focuses extensively on performance-based cash and equity-based compensation. As illustrated in the chart below, the substantial majority of our NEOs’ target compensation in 2017 was in the form of “at-risk” compensation (short-term and long-term). Fixed pay consists of annual base salary, and “at-risk” pay consists of performance-based annual cash bonuses, and a combination of long-term time and performance-based equity awards.

AIP – Performance Based Annual Cash Incentive

LTIP – Time-Based RSUs

LTIP – Performance-Based RSUs

TRONOX LIMITED

Lot 22 Mason Road
Kwinana Beach, Western Australia, 6167, Australia
PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 23, 2018

GENERAL INFORMATION

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Tronox Limited for use at our 2018 Annual Meeting of Shareholders.

2018 Annual Meeting Date and Location

Tronox’s 2018 Annual Meeting will be held at the Stamford Marriott Hotel, 243 Tresser Boulevard, Stamford, Connecticut, 06901 U.S.A. on Wednesday, May 23, 2018 at 9:00 a.m., U.S. Eastern Daylight Time, or at such other time and place to which the Annual Meeting may be adjourned. For directions to the Annual Meeting, please contact us at +1 (203) 705-3800. References in this Proxy Statement to the Annual Meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

These materials were first sent or made available to shareholders on, or about, April 19, 2018. If you previously chose to receive proxy material by e-mail, we have arranged to have these materials delivered to you in accordance with that election. Shareholders may request to receive proxy materials electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs, if any. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

If your ordinary shares are registered directly in your name with our transfer agent you are considered, with respect to those shares, the registered shareholder of record, and we are sending this Proxy Statement and the other proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a Proxy Card for you to use.

Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are held by a broker or by another nominee, you are considered the beneficial owner of these shares even though they are held in “street-name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Each registered shareholder will receive one copy of each such Notice per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice to consenting “street-name” shareholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, “street-name” shareholders who receive multiple copies of the Notice at a single address

GENERAL INFORMATION

may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. If you hold your shares in “street-name” through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares.

Please follow the voting instructions provided by the bank or broker. Brokers, banks and other nominees who hold Tronox Limited ordinary shares on behalf of their beneficial owners may not give a proxy to Tronox Limited to vote those shares with respect to any proposals other than Proposal 2, the ratification of our existing independent registered public accounting firm, without specific voting instructions from such beneficial owners, as none of these other matters to be voted upon at the Annual Meeting are considered routine matters under the New York Stock Exchange (“NYSE”) Rule 452 and brokers, banks and other nominees do not have discretionary voting power for such non-routine matters. Any votes cast by street-name shareholders or brokers, banks or other nominees will be treated as though they were votes cast by the shareholder of record. You may not vote shares held in street-name by returning a proxy card directly to Tronox Limited or by voting in person at the Annual Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Any votes cast pursuant to a “legal proxy” will be treated as though they were cast by the shareholder of record.

Procedural Matters

Only holders of shares as of 5:00 p.m., U.S. Eastern Daylight Time, on May 21, 2018 will be entitled to attend and to vote at the Annual Meeting. As of February 28, 2018, there were 93,756,432 Class A Shares outstanding and 28,729,280 Class B Shares outstanding. Holders of Class A Shares and Class B Shares can vote on all the proposals except that only holders of Class A Shares can vote on the election of Class A Directors and only holders of Class B Shares (currently, Exxaro Resources Limited) can vote on the election of Class B Directors. Each of our Class A Shares and our Class B Shares entitles its holder to one vote on all matters on which holders of such shares have the right to vote. Shareholders do not have cumulative voting rights.

Voting Procedures

Registered Shareholders: Registered shareholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., U.S. Eastern Daylight Time, on May 22, 2018.

By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope to Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA or Tronox Limited, P.O. Box 305, Kwinana, Western Australia, Australia, 6966. All mailed votes must be received prior to 11:59 p.m., U.S. Eastern Daylight Time, on May 22, 2018.

By Fax. You may indicate your vote by completing, signing and dating your proxy card and returning it by fax to +1 (203) 705-3703 (USA) or +61 (0) 8 9 365-1390 (Australia). All faxed votes must be received prior to 11:59 p.m., U.S. Eastern Daylight Time, on May 22, 2018.

“Street-name” Shareholders: Shareholders whose shares are held in “street-name” by a broker or other nominee may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the voting instruction form or other information provided by the record holder.

GENERAL INFORMATION

In Person with a Proxy from the Record Holder. A street-name shareholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Tabulation of Votes

Votes cast by proxy or in person at the meeting will be tabulated by a proxy tabulator.

Quorum Requirements and Effect of Abstention and Broker Non-Votes

A shareholder present in person, or by proxy, attorney or representative at the Annual Meeting, who abstains from voting on any or all proposals will be included in the determination of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum, as will broker non-votes. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a routine matter, and the broker has not received voting instructions from the beneficial owner of the shares. All items on this year’s ballot are “non-routine” matters under NYSE rules except ratification of our existing independent registered public accounting firm (Proposal 2). The Constitution of Tronox Limited (the “Constitution”) requires that a quorum of shareholders—the holders of a majority of outstanding shares entitled to vote at the Annual Meeting—be present or represented by proxy to conduct business at the Annual Meeting. Holders of Class A Shares and Class B Shares are counted together to determine whether a quorum is present.

Although abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum, they will not be counted as votes in favor of or against the election of the Director nominees or other proposals. Accordingly, under NYSE rules, a depository cannot cast a vote in favor of or against the election of Director nominees (Proposal 1), the advisory vote on executive compensation (Proposal 3), or the special resolution relating to the giving of financial assistance by the Australian Cristal Subsidiaries (Proposal 4) absent instruction from the underlying beneficial owner.

Revocation of Proxies

Holders of ordinary shares can revoke their proxy at any time before it is voted at the Annual Meeting by either:

•	Submitting another timely, later-dated proxy by mail;
•	Delivering timely written notice of revocation to our Secretary; or,
•	Attending the Annual Meeting and voting in person.

If your ordinary shares are held beneficially in street-name, you may revoke your proxy by following the instructions provided by your broker, trustee, nominee or depositary, as applicable.

Vote Confidentiality

Tronox has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders are kept confidential. Only the proxy tabulator and Inspector of Elections have access to the ballots, proxy forms and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to defend legal claims or as otherwise required by law.

GENERAL INFORMATION

Annual Meeting Admission

Attendance at the Annual Meeting is limited to shareholders (or their proxies, attorneys or representatives) and a guest. Admission to the Annual Meeting is on a first-come, first-served basis. Registration begins at 8:00 a.m., U.S. Eastern Daylight Time, on May 23, 2018, and you will be asked to present a valid picture identification and proof of Tronox share ownership as of the record date. If you hold Tronox shares in a brokerage account, you must bring a copy of a brokerage account statement reflecting your share ownership as of the record date. If you plan to attend as the proxy or attorney of a shareholder, the shareholder must provide valid proof of your appointment no later than 11:59 p.m., U.S. Eastern Daylight Time, on May 22, 2018 to our Company’s address set forth on page 1 of the Notice. If you plan to attend as a representative of a body corporate you must bring evidence of appointment to the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the Annual Meeting or any other related areas. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

Tronox’s business and affairs are managed under the direction of the Board of Directors, which is currently comprised of nine members. The size of the Board shall not be less than three, and for so long as the Class B Voting Interest is at least ten percent, the number of Directors must be nine. If the Class B Voting Interest is below thirty percent but at or above twenty percent, as it currently is, two of the nine Directors must be Class B Directors elected by the holder of our Class B Shares. Under our Constitution, all elected Directors will resign each year and are eligible for reelection at the next Annual Meeting.

Only holders of our Class A Shares are entitled to vote on Proposal 1(a). Only holders of our Class B Shares are entitled to vote on Proposal 1(b). Our Constitution requires that Class A Directors be, in non-contested elections, elected by a majority of votes cast by holders of Class A Shares and Class B Directors be elected by a plurality of votes by the holder of the Class B Shares.

Proposal 1(a) – Election of Class A Directors

Effective June 27, 2017, the board appointed Timothy C. Carlson, Senior Vice President and Chief Financial Officer of the Company, as a new Class A Director of the Company to temporarily fill the vacancy created by the untimely passing of former Chairman and Chief Executive Officer Thomas Casey on May 25, 2017. Mr. Carlson’s immediate appointment was necessary to satisfy the Company’s Constitution which currently requires that the Board consist of 9 directors at all times. During this past year, we focused on Board and Committee composition and refreshment, two important topics for our shareholders. The Board, in conjunction with an independent search firm, used a comprehensive process to identify candidates from a diverse candidate pool who could contribute to the overall effectiveness of the Board and bring their relevant skills and backgrounds to assist in the Board’s oversight and development of the Company’s strategic objectives.

Informed by this comprehensive review, the Board recommended several Committee member rotations during 2017, and also identified and appointed Ginger M. Jones as a new Class A Director of the Board effective April 4, 2018. Ms. Jones replaced Mr. Carlson who resigned from the Board effective April 4, 2018. Ms. Jones has served as Senior Vice President and Chief Financial Officer of Cooper Tire & Rubber Company, a leading global competitor in the tire industry since December 2014. Ms. Jones is also responsible for Cooper’s business information systems and corporate strategic planning. Ms. Jones brings to the Board her financial, accounting and auditing experience and her public company director experience. Mr. Carlson will remain Senior Vice President and Chief Financial Officer of the Company.

In connection with the sale of Class A Shares of the Company by Exxaro on October 10, 2017 (as noted above, because Exxaro offered the Class B Shares to persons other than its affiliates, the Class B Shares automatically converted to Class A Shares), the number of Class B Shares owned by Exxaro fell below an ownership threshold specified in the Company’s Constitution, thereby reducing the number of Class B Directors whom Exxaro is entitled to appoint from three to two. As such, in accordance with the Constitution, Sipho Nkosi, a Class B Director of the Company previously appointed by Exxaro, notified the Company that he resigned from the Board of Directors, effective October 20, 2017. In accordance with the Constitution and in connection with Mr. Nkosi’s resignation on October 20, 2017 as a Class B Director, the Company’s Board of Directors appointed Mr. Nkosi as a new Class A Director of the Company, effective October 26, 2017.

Accordingly, the nominees for election as Class A Directors this year are Ilan Kaufthal, Jeffry N. Quinn, Andrew P. Hines, Wayne A. Hinman, Peter B. Johnston, Sipho Nkosi and Ginger M. Jones. These nominees have been nominated by the non-affiliated Class A Directors of the Corporate Governance and Nominating Committee in accordance with our Constitution.

Each of the nominees must be elected by a majority of votes cast by the Class A Shares at the Annual Meeting to hold office until their successors are duly named and qualified at the next Annual Meeting. All the nominees are current Directors. Your Board of Directors recommends a vote FOR these nominees by holders of Class A Shares. Class A Shares represented by proxy will be voted FOR the nominees unless you specify otherwise in your voting instructions.

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve at the time the election occurs, proxies may be voted for the election of a substitute nominee.

The Board of Directors recommends that Class A shareholders vote “FOR” the election of each of the following nominees:

NAME	AGE (1)	POSITION
Ilan Kaufthal	70	Non-Executive Chairman
Jeffry N. Quinn	59	President & CEO
Andrew P. Hines	78	Director
Wayne A. Hinman	71	Director
Peter B. Johnston	67	Director
Sipho Nkosi	63	Director
Ginger M. Jones	53	Director

   (1)  As of March 1, 2018

Set forth below is a description of the backgrounds of the nominees for Class A Directors. Except as otherwise indicated below, each of our Directors joined the Tronox Limited Board on June 15, 2012 upon completion of merger transactions (the “Exxaro Transaction”) with Exxaro Resources Limited. There are no family relationships among any of our Directors.

Ilan Kaufthal

Ilan Kaufthal has been Non-Executive Chairman of Tronox Limited since June 27, 2017, and was our Lead Independent Director from September 6, 2016 to June 27, 2017, a Director since June 15, 2012 and was a Director of Tronox Incorporated from February 2011 until June 15, 2012. He is Chairman of East Wind Advisors, a specialized investment banking firm serving companies in the media, education and information industries. Mr. Kaufthal is currently a director of Cambrex Corporation (NYSE: CBM), a supplier to the pharmaceutical industries. Earlier in his career, he was Vice Chairman of Investment Banking at Bear Stearns & Co., Vice Chairman and Head of Mergers and Acquisitions at Schroder & Co., and SVP and CFO at NL Industries, at which time was a significant producer of titanium dioxide. Mr. Kaufthal is a graduate of Columbia University and the New York University Graduate School of Business Administration. Mr. Kaufthal brings to the Board his financial, investment,business skills and previous experience in the titanium dioxide business.

Jeffry N. Quinn

Jeffry N. Quinn has been President & Chief Executive Officer of Tronox Limited since December 1, 2017, a Director of Tronox Limited since June 15, 2012 and was a Director of Tronox Incorporated from February 2011 until June 15, 2012. Mr. Quinn is currently Chairman of the Board of Directors of Jason Industries, Inc. (NASDAQ: JASN) (“Jason”). Mr. Quinn served as Jason’s Chief Executive Officer from November 2015 to December 2016 on an interim basis and has served as its Chairman of the Board of Jason since 2014. Mr. Quinn served as President, Chief Executive Officer and Chairman of Quinpario Acquisition Corp. (“Quinpario”), a blank check company, from its inception in May 2013 until June 30, 2014, when it completed its business combination with Jason. Mr. Quinn was also the founder, Chairman, Chief Executive Officer and Managing Member of Quinpario Partners LLC, and served in such role from 2012 until December, 2017. Prior to forming Quinpario Partners LLC, Mr. Quinn was President, Chief Executive Officer and Chairman of the Board of Solutia Inc. (formerly NYSE: SOA), a global specialty chemical and performance materials company. From 2004 to 2012, Mr. Quinn served as the President and Chief Executive Officer of Solutia, and served as the Chairman of the Board from 2006 to 2012. Prior to joining Solutia, Mr. Quinn was Executive Vice President, Chief Administrative Officer, Secretary and General Counsel for Premcor Inc. (formerly NYSE: PCO). Prior to Premcor, Mr. Quinn was Senior Vice President-Law & Human Resources, Secretary and General Counsel for Arch Coal, Inc. (NYSE: ACI). In addition to serving on the Board of Directors of Tronox and Jason, Mr. Quinn serves as a member of the Board of Directors of W.R. Grace & Co. (NYSE: GRA), a global supplier of catalysts. Mr. Quinn formerly served as a director of Quinpario Acquisition Corp. 2, Ferro Corporation, SunEdison, Inc. (formerly MEMC Electronic Materials Inc.) and Tecumseh Products Company. Mr. Quinn received a bachelor’s

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

degree in Mining Engineering and a Juris Doctorate degree from the University of Kentucky. Mr. Quinn brings to the board his core business and leadership skills, his global chemical company experience, and his experience leading a highly regulated, global business in rapidly changing markets, as well as his public company director experience.

Andrew P. Hines

Andrew P. Hines has been a Director of Tronox Limited since June 15, 2012 and was a Director of Tronox Incorporated from February 2011 until June 15, 2012. Mr. Hines is currently a principal of Hines & Associates, a financial management consulting firm which he has led since 2006. He had been Executive Vice President/Chief Financial Officer of Sonar Entertainment between June 2011 and June 2014. The company develops, produces and distributes original made-for-television movies and mini-series. From September 2009 to June 2010, Mr. Hines served as Executive Vice President/Chief Financial Officer of World Color Press Inc. (formerly, Quebecor World), a company which provided high-value and comprehensive print, digital, and related services to businesses worldwide. From October 2005 to September 2006, he served as Vice President and Chief Financial Officer of GenTek, Inc., a manufacturer of industrial components and performance chemicals. From November 2003 to 2007, Mr. Hines served as a director and Chairman of the Audit Committee of Superior Essex, Inc. Mr. Hines brings to the Board in-depth financial experience and highly valued senior leadership experience including public company director experience. Because of his accounting background and extensive financial experience, Mr. Hines has been named Chairman of our Audit Committee, as well as the “Audit Committee financial expert,” as defined by the applicable rules of the SEC. He is a member of the American Institute and New York Society of Certified Public Accountants.

Wayne A. Hinman

Wayne A. Hinman has been a Director of Tronox Limited since June 15, 2012 and was a Director of Tronox Incorporated from February 2011 until June 15, 2012. Mr. Hinman brings to the Board a wealth of expertise in the chemicals and energy sectors, core business and leadership skills and public company director experience. Until his retirement in January 2007, he served in various positions at Air Products & Chemicals, Inc. during a 33 year career, including President of Asia, V.P. and GM of the worldwide merchant gases business, a $2.5 billion business. He also served as a director on numerous joint venture boards within the industrial gases business, as Chairman of Air Products South Africa and as a member of the board of INOXAP in India. Mr. Hinman also served as a member of the board of directors of American Ref-fuel, Pure Air USA, and Taylor-Wharton International. Mr. Hinman is currently a member of the board of Lutron Electronics Co., Inc. Mr. Hinman served in the United States Air Force achieving the rank of Captain. He received his MBA from Virginia Polytechnic Institute and completed the Harvard AMP program.

Peter B. Johnston

Peter B. Johnston was interim CEO of Tronox Limited from May 15, 2017 to November 30, 2017 and has been a Director of Tronox Limited since August 1, 2012. He was appointed Global Head of Nickel Assets for Glencore in May 2013 and held that position until his retirement in December 2015. Previously he was Managing Director and Chief Executive Officer of Minara Resources Pty Ltd from 2001 to 2013. He was Vice Chairman of the Nickel Institute; past Chairman of the Minerals Council of Australia; past President of the Chamber of Minerals & Energy (WA); and past Vice President of the Australian Mines and Metals Association. Mr. Johnston also was a director of Silver Lake Resources Limited (ASX:SLR). He formerly was employed by WMC Ltd between 1993 and 2001, during which he held the position of Executive General Manager with responsibility over nickel and gold operations, Olympic Dam Operations, Queensland Fertilizers Ltd., and human resources. Mr. Johnston is currently a member of the board of NRW Holdings Limited (ASX:NWH). Mr. Johnston brings to the Board extensive senior management, operating and leadership experience through his business career in the mining industry.

Sipho Nkosi

Sipho Nkosi has been a Director of Tronox Limited since June 15, 2012. In connection with the sale of Class A Shares of the Company by Exxaro on October 10, 2017, the number of Class B Shares owned by Exxaro fell below an ownership threshold specified in the Company’s Constitution, thereby reducing the number of Class B Directors whom Exxaro was entitled to appoint from three to two. As such, in accordance with the Constitution, Mr. Nkosi resigned as a Class B Director, effective October 20, 2017. However, the Board

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

appointed Mr. Nkosi as a new Class A Director, effective October 26, 2017. Mr. Nkosi is the former Chief Executive Officer of Exxaro Resources. He began his career as a market analyst with Ford Motor Company South Africa in 1980 after which he was appointed as marketing coordinator at Anglo American Coal in 1986. He joined Southern Life Association as senior manager, strategic planning in 1992 and the following year accepted the position of marketing manager, new business development at Trans-Natal Coal Corporation, which later became Ingwe Coal Corporation. Mr. Nkosi joined Asea Brown Boveri (South Africa) Ltd. in 1997 as Vice President Marketing and ABB Power Generation in 1998 as Managing Director. He was the founder and chief executive officer of Eyesizwe Holdings and following its merger with Kumba’s non-iron ore resources was appointed Chief Executive Officer of the renamed entity Exxaro Resources Limited in 2007. Mr. Nkosi holds a Bachelor of Commerce degree from the University of Zululand, an Honors degree in Commerce (Economics) from the University of South Africa and a Master of Business Administration from the University of Massachusetts in the United States. Mr. Nkosi brings to the Board his experiences and skills in growing leading businesses, innovation and strategy, and leadership development.

Ginger M. Jones

Ginger M. Jones has been a Director of Tronox Limited since April 4, 2018. Ginger M. Jones has served as Vice President and Chief Financial Officer of Cooper Tire & Rubber Company, a leading global competitor in the tire industry since December 2014 and was promoted to Senior Vice President and Chief Financial Officer in February 2016. Ms. Jones is responsible for Cooper’s financial operations, investor relations, business information systems and corporate strategic planning. Ms. Jones joined Cooper from Plexus Corp., a large, global electronics manufacturing services company. At Plexus, Ms. Jones served as Chief Financial Officer for seven years, having been named Vice President and Chief Financial Officer in 2007 and advancing to Senior Vice President and Chief Financial Officer in 2011. Prior to joining Plexus, she was with Banta Corporation for five years as its Vice President and Corporate Controller. Earlier in her career, Ms. Jones held other accounting and financial positions with Reynolds and Reynolds, O-Cedar Brands, Inc. and Deloitte & Touche. Ms. Jones holds a master’s of business administration degree from The Ohio State University and a bachelor’s degree in accounting from the University of Utah. She is a certified public accountant. Ms. Jones is a member of the board of directors of Libbey Inc., and currently serves on Libbey’s compensation committee and as chair of its audit committee. Ms. Jones brings to the Board her financial, accounting and auditing experience and her public company director experience.

Proposal 1(b) – Election of Class B Directors

The following Directors serve as Class B Directors, elected by Exxaro, the sole holder of our Class B Shares. Each of Daniel Blue and Mxolisi Mgojo has been nominated for reelection as a Class B Director in accordance with our Constitution.

We expect that our Class B shareholder (Exxaro) will reelect Mr. Blue and Mr. Mgojo at the Annual Meeting.

NAME	AGE (1)	POSITION
Daniel Blue	65	Director
Mxolisi Mgojo	53	Director

   (1)  As of March 1, 2018

Daniel Blue

Daniel Blue has been a Director of Tronox since June 15, 2012. Mr. Blue was a senior commercial partner at the Australian law firm Holding Redlich. He was the corporate and commercial group leader in the firm’s Melbourne office and head of its national energy and resources practice. Mr. Blue has worked around the globe including in United Kingdom, Australia, South Africa and Asia. He currently serves on the board of directors of Business for Millennium Development Ltd. He previously served as a director of Lynas Gold N.L. and Acclaim Exploration N.L. Mr. Blue also served as the Chairman of the Acclaim board of directors. Mr. Blue holds bachelor’s degrees in law and economics and a master’s degree in business administration from the University of Western Australia. Mr. Blue brings to the Board more than 25 years of experience as an advisor, business strategist and negotiator for major mergers and acquisitions and other complex corporate and commercial matters.

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

Mxolisi Mgojo

Mxolisi Mgojo has been a Director of Tronox since June 11, 2016. He has been the Chief Executive Officer of Exxaro Resources Limited since April 1, 2016 and an Executive Director since June 4, 2015. Mr. Mgojo served as Executive Head of Carbon Operations at Exxaro until May 1, 2015. He served as an Executive Head of Coal at Exxaro since August 2008 and served as its Executive Head of Operations. He served as an Executive General Manager of Coal at Exxaro since August 2008. He served as an Executive General Manager of Base Metals and Industrial Minerals of Exxaro. Prior to joining Exxaro, Mr. Mgojo served as Head of group marketing of Eyesizwe Coal. He serves as a Director of Glen Douglas Dolomite (Pty) Limited, Exxaro Base Metals (Pty) Limited, Exxaro Ferroalloys and Alloystream (Pty) Limited. He serves as a Director of Richards Bay Coal Terminal Co., Ltd. Mr. Mgojo holds a Bachelor of Science degree (Computer Science) from Northeastern University in the United States, a Bachelor of Science degree with honors (Energy Studies) from Rand Afrikaans University, a Master in Business Administration degree from Henley Business School and has attended the Advanced Management Program at the University of Pennsylvania’s Wharton School in the United States. Mr. Mgojo brings to the Board his experiences and skills in growing leading businesses, innovation and strategy, and leadership development.

CORPORATE GOVERNANCE OF THE COMPANY

Tronox is committed to strong corporate governance, ethical conduct, sustainability and the accountability of the Board of Directors and our senior management team to the Company’s shareholders.

Highlights of our efforts in these areas include:

•	Seven of our nine current Directors are independent;
•	We have separate Chairman of the Board and Chief Executive Officer roles;
•	Board includes a balance of experience, diversity, tenure and qualifications in areas important to our business;
•	Class A Directors are elected annually under a majority vote standard, with a plurality carve-out for contested elections;
•	Policy limiting the number of boards on which our Directors may serve;
•	Minimum share ownership requirements for Directors and executive officers;
•	Claw-back policy;
•	Anti-hedging of Company securities policy;
•	Written Code of Ethics and Business Conduct for Directors, officers, and employees;
•	Shareholder ratification of the selection of external audit firm; and
•	Comprehensive sustainability report.

Code of Ethics and Business Conduct

The Company has adopted the Tronox Code of Ethics and Business Conduct that applies to all of the Company’s employees, including our principal executive officer, principal financial officer and principal accounting officer, and the Board of Directors. The Code of Ethics and Business Conduct addresses such issues as conflicts of interest, protection of confidential Company information, financial integrity, compliance with laws, rules and regulations, insider trading and proper public disclosure. Compliance with the Code of Conduct is mandatory for all Company officers, other employees and Directors. Any violation of the Code of Conduct can subject the person at issue to a range of sanctions, up to and including dismissal.

The Code of Ethics and Business Conduct is available on the Company’s website at www.tronox.com, under “Investor Relations – Corporate Governance”. If the Company makes any substantive amendments to the Code of Ethics and Business Conduct or grants any waiver from a provision of the Code of Ethics and Business Conduct to any executive officer or Director, the Company will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

Tronox has adopted a set of Corporate Governance Guidelines which address qualifications for members of the Board of Directors, Director responsibilities, Director access to management and independent advisors, Director compensation and many other matters related to the governance of the Company. The Corporate Governance Guidelines are available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance.”

CORPORATE GOVERNANCE OF THE COMPANY

Director Independence

The listing standards of the NYSE, as well as our Corporate Governance Guidelines, require that a majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under these standards:

•	The director must meet the bright–line independence tests under the listing standards of the NYSE; and,
•	The board must affirmatively determine that the director otherwise has no material relationship with us, directly or as a partner, shareholder or officer of an organization that has a relationship with us.

The board has adopted additional categorical standards which provide that certain relationships will not be considered material relationships that would impact a director’s independence. These categorical standards are part of our Corporate Governance Guidelines are available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance.”

Based on these standards, the Board has affirmatively determined that all of the current Directors, except for Mr. Quinn and Mr. Mgojo, are independent. The Board also focused particularly on Mr. Johnston’s short term role as Interim Chief Executive Officer and has deemed him independent upon the appointment of Mr. Quinn as President and Chief Executive Officer. The Board based these determinations primarily on a review of the responses of our Directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the Directors.

Board Leadership Structure

Chairman of the Board of Directors

The Company’s Constitution allows the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. The Board does not have a policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. This approach gives the Board flexibility to determine whether the two roles should be separate or combined based on the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. The Corporate Governance and Nominating Committee reviews the Board’s leadership structure at least annually.

Through May 15, 2017, Thomas Casey served as both Chairman of the Board and Chief Executive Officer of the Company, positions he held since June 15, 2012. On May 15, 2017, Mr. Casey retired as Chief Executive Officer for health reasons but continued to serve as our Chairman of the Board. At the same time, Peter B. Johnston, a then current member of the Board of Directors, assumed the position of Interim Chief Executive Officer.

On June 27, 2017, the Board elected our then current Lead Independent Director, Ilan Kaufthal, to serve as Non-Executive Chairman of the Board for an initial six month period to fill the vacancy created by Mr. Casey’s death on May 25, 2017. On November 28, 2017, the Board unanimously approved Mr. Kaufthal to continue in such role for the 2018 fiscal year.

Directors meet in executive session at Board of Directors meetings held in person, as well as certain telephonic meetings. At these executive sessions the Directors review among other things the performance of the Company’s management. In the fiscal year 2017, the Directors met in executive session 5 times.

The Company’s Corporate Governance Guidelines, a copy of which is available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance,” sets forth the policy and procedure with respect to meetings of non-management Directors and the role, if applicable, of lead Directors at such executive sessions, including the procedure by which a lead independent Director is chosen.

Lead Independent Director

The Board of Directors considers it to be useful and appropriate that an independent director be designated to perform such duties, and have specific responsibilities, as the Board may determine, if the Chairman of the

CORPORATE GOVERNANCE OF THE COMPANY

Board and the Chief Executive Officer roles are vested in the same person. Therefore, on September 6, 2016, when Mr. Casey was both the Chairman and Chief Executive Officer, the Board adopted a Lead Independent Director Charter.

The specific responsibilities of the Lead Independent Director are as follows: (a) preside at meetings of the Board in the absence of, or upon the request of, the Chairman of the Board; (b) preside over all meetings of independent Directors and report to the Board, as appropriate, concerning such meetings; (c) review Board agendas in collaboration with the Chairman of the Board and CEO and, if matters or information requested by independent Directors are not on the agendas then add, as appropriate, such matters or information to the agendas for the Board to consider; (d) advise the Chairman of the Board as to the quality, quantity and timeliness of information provided to the Board; (e) if necessary, serve as a supplemental channel of communication between non-management Directors and the Chairman of the Board and CEO without inhibiting direct communications between the Chairman of the Board, CEO and other Directors; and (f) if requested by major shareholders, ensure availability for consultation and direct communication.

The Lead Independent Director is elected by a majority of the independent Directors for renewable one year terms and until such earlier time as he or she ceases to be a Director, resigns as Lead Independent Director, or is replaced as Lead Independent Director by a majority of the independent Directors.

The qualifications of Lead Independent Director are: (a) be available to work effectively and closely with, and in an advisory capacity to, the Chairman of the Board; and (b) be available to discuss with other Directors and major shareholders any concerns about the Board or the Company and to relay those concerns, where appropriate, to the Chairman of the Board.

Ilan Kaufthal served as our Lead Independent Director from September 6, 2016 to June 27, 2017, when he was elected by the Board to serve as Non-Executive Chairman of the Board to fill the vacancy created by the untimely passing of Mr. Casey on May 25, 2017. Because Mr. Quinn separately serves as our President and Chief Executive Officer, the independent members of the Board of Directors have not subsequently elected a replacement to serve as Lead Independent Director.

The Company’s Lead Independent Director Charter is available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance.”

Majority Vote Standard

The Company, by affirmative vote of over 80% of the Company’s shareholders at a special meeting held on November 3, 2016, adopted a majority vote standard for the election of Class A Directors in uncontested Director elections (with a plurality vote standard applying to contested Director elections).

In an election of Class A Directors of the Company which is not contested (as defined below), each Class A Director shall be elected if such Director receives a majority of the votes cast (as defined below) by the holder of Class A Shares present in person or represented by proxy at the meeting and entitled to vote on the election of Class A Directors. For this purpose, a “majority of the votes cast” shall mean that number of votes cast “for” a Class A Director’s election exceeds the number of votes cast “against” that Class A Directors’ election, provided, however, that the Class A Directors shall be elected by a plurality of the votes of the Class A Shares present in person or represented by proxy at the meeting and entitled to vote on the election of Class A Directors if the number of candidates standing for election at the meeting as Class A Directors exceeds the number of Class A Directors which may be elected (referred to as a “contested election”).

Over-boarding Policy

Effective August 31, 2016, the Company’s Corporate Governance Guidelines were amended to limit the number of public company directorships board members may hold. Specifically, a Director cannot sit on the board of directors of more than five public companies (including the Company’s Board); however, any Director who is a chief executive officer of a public company cannot sit on more than two public company boards (other than the company for which he or she serves as the chief executive officer). All Directors are in compliance with this policy.

CORPORATE GOVERNANCE OF THE COMPANY

Share Ownership Guidelines

Since December 2012, the Company has had share ownership guidelines which apply to our CEO, all executive officers and all other direct reports of the CEO at the Vice President level. The guidelines ensure that executives are aligned with the interests of our shareholders by requiring them to hold significant levels of Company stock. All shares owned outright and 60% of time-based restricted share units count towards share ownership. Executives have five years to reach their ownership guidelines.

In order to further align the interests of our non-employee Directors to those of our shareholders, the HRCC implemented, effective September 6, 2016, a Director Share Ownership Policy pursuant to which non-employee Directors must acquire, over a five-year period, shares representing five times the $75,000 annual cash retainer paid to them by us. All shares owned outright and 60% of time-based restricted shares or restricted share units count towards share ownership. Each Director is expected to continue to meet the ownership requirement for as long as he or she serves on the Board. The ownership guidelines are as follows:

POSITION	PERCENTAGE OF BASE SALARY
Chief Executive Officer	500%
Executive Officers	300%
Other Direct Reports of the CEO at VP Level and Above	100%
PERCENTAGE OF Annual Cash Retainer
Non-employee Directors	500%

As of the date of this Proxy Statement, Mr. Turgeon, Mr. Muglia and Dr. Van Niekerk have met their ownership requirements, Mr. Quinn, who became President and Chief Executive Officer on December 1, 2017, has until December 1, 2022 and Mr. Carlson, who joined the Company on October 31, 2016, has until October 31, 2021 to reach their respective ownership requirements. Currently, Mr. Quinn is at approximately 60% of his ownership requirement, while Mr. Carlson is at approximately 95% of his ownership requirement. All non-employee Directors, other than Ms. Jones, have met these guidelines as of the date of this Proxy Statement.

Claw-back Policy

The Company has adopted a recoupment or “Claw-Back” Policy for executives, including all the NEOs. This policy allows for claw-back of incentive compensation, from both the annual and long-term plans, if payments pursuant to those plans were based on financial results that were subsequently restated due to fraud or intentional misconduct and the payment was greater than it would have been if calculated based on the accurate financial statements.

Anti-Hedging Policy

The Company has adopted a policy prohibiting any Company Director, officer, employee or related person from hedging or entering into monetization transactions or similar arrangements with respect to Company securities. This policy was established in order to avoid the appearance of improper or inappropriate conduct by any Company Director, officer, employee or related person.

Board Meetings and Committees

During 2017, the Board of Directors held a total of 13 meetings. All Directors attended at least 90% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served that were held during the aforementioned period.

CORPORATE GOVERNANCE OF THE COMPANY

The Board of Directors has established three committees: a Corporate Governance and Nominating Committee, a Human Resources and Compensation Committee and an Audit Committee. During 2017, the Corporate Governance and Nominating Committee held a total of 5 meetings, the HRCC held a total of 10 meetings, and the Audit Committee held a total of 7 meetings. Each such committee is governed by a written charter, and a current copy of each such charter is available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance”.

Effective December 1, 2017, in connection with Mr. Quinn being named President and Chief Executive Officer of the Company, we evaluated the Board committee composition which resulted in a rotation of committee members. Specifically, Mr. Quinn, who was no longer considered independent by virtue of being named President and Chief Executive Officer, stepped down as a member of the Audit Committee and the Corporate Governance and Nominating Committee and was replaced by Mr. Johnston on both committees; Mr. Nkosi stepped down as a member of the Corporate Governance and Nominating Committee and became a member of the HRCC; and Mr. Blue replaced Mr. Nkosi as a member of the Corporate Governance and Nominating Committee. The table below provides current membership for each of the Board committees.

NAME	AUDIT	HUMAN RESOURCES AND COMPENSATION	CORPORATE GOVERNANCE AND NOMINATING
Ilan Kaufthal *
Andrew P. Hines	Δ
Wayne A. Hinman		Δ	Δ
Daniel Blue	•	•	•
Peter Johnston	•		•
Sipho Nkosi		•
Ginger Jones	•
*	Chairman of the Board
Δ	Chair
•	Member

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee assists the Board of Directors with respect to: (a) the organization and function of the Board of Directors; (b) corporate governance principles applicable to the Company; and (c) the Company’s policies and programs that relate to matters of corporate responsibility. The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board of Directors regarding the composition of the Board of Directors, structure, format and frequency of the meetings. The Corporate Governance and Nominating Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. The Class A non-affiliated Directors of the Corporate Governance and Nominating Committee are responsible for the nomination of Class A Directors to the Board. The Class B Directors are appointed by Exxaro in accordance with our Constitution.

Audit Committee

The primary responsibilities of the Audit Committee are to oversee the accounting and financial reporting processes of the Company as well as our affiliated and subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which is provided to shareholders and others, and the system of internal controls which management has established. The Audit Committee oversees the Company’s independent registered public accounting firm, including their independence and objectivity.

CORPORATE GOVERNANCE OF THE COMPANY

However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and our independent registered public accounting firm. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. The Company maintains an internal audit function to provide management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal control.

The Audit Committee is comprised of four members, each of whom was elected by the Board of Directors. Each of Andrew P. Hines and Ginger Jones, because of their accounting background and extensive financial experience, meet the NYSE listing standard of having accounting or related financial management expertise and the SEC definition of an “Audit Committee financial expert.” Each of the other members of our Audit Committee has financial management experience or is financially literate. Each committee member meets the additional independence requirements for members of an Audit Committee in the NYSE Corporate Governance Rules.

Human Resources and Compensation Committee

The HRCC administers our executive compensation program and assists the Board of Directors in fulfilling its oversight responsibilities with respect to the compensation we pay to our executive officers and our non-employee Directors. Among its other duties, the HRCC:

•	Evaluates and determines the salary, incentives and benefits making up the total compensation of our CEO and other executive officers;
•	Reviews and monitors management succession planning and development, including promotability of all officers;
•	Defines the terms and conditions, including performance metrics, for the stock options, restricted shares/units and other long-term equity awards for our executive officers and approves all grants made to the executive officers;
•	Reviews and approves the annual corporate goals and objectives of our CEO; and
•	Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters.

Each member of the HRCC is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Human Resources and Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2017, none of our HRCC members: (i) have ever been an executive officer or employee of our Company; or (ii) is or was a participant in a “related person” transaction in fiscal year 2017. During the fiscal year ended December 31, 2017, no executive officer of our Company served on the compensation committee (or its equivalent) or board of directors of any company that has an executive officer that serves on the Board of Directors or our HRCC.

The Board’s Role in Risk Oversight

The Board of Directors administers its risk oversight function directly and through its various committees. The Board of Directors’ role in our Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to our Company, including operational, financial,

CORPORATE GOVERNANCE OF THE COMPANY

competitive, management retention, cybersecurity and legal risks. The Board of Directors routinely discusses with senior management our major risk exposures, their potential financial impact on our Company, and the steps (both short-term and long-term) we take to manage them. While the Board of Directors is ultimately responsible for risk oversight at our Company, the Board of Directors’ committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management and their adequacy and effectiveness. Our Audit Committee routinely discusses with senior management and our independent registered public accounting firm any financial risk exposures, including risks related to financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies and credit and liquidity matters, steps taken to manage those exposures and our Company’s risk tolerance in relation to our overall strategy. Our HRCC also assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. In addition, our Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk assessment and management in a general manner and specifically the management of risks associated with board organization, membership and structure, succession planning for our Directors and executive officers, and corporate governance.

Indemnification of Officers and Directors

Except as set forth below and in employment agreements, there is no provision in any contract, arrangement or statute under which any Director or officer of the Company is insured or indemnified in any manner against any liability which he/she may incur in his/her capacity as such.

Subject to, and so far as permitted by applicable law (including the Australian Corporations Act), the Constitution (i) requires Tronox Limited to indemnify every officer of Tronox Limited and its related bodies corporate against a liability incurred as such an officer to any person (other than to Tronox Limited or a related entity of Tronox Limited), unless the liability arises out of conduct involving a lack of good faith, and (ii) permits Tronox Limited to make a payment in respect of legal costs incurred by an officer or employee in defending an action for a liability incurred as such an officer or employee or in resisting or responding to actions taken by a government agency or a liquidator.

Tronox Limited has entered into or will enter into Deeds of Indemnity, Access and Insurance (“Deeds of Indemnity”) with each of its Directors to, among other things, give effect to these rights.

Directors and officers of the Company are covered by an insurance policy. Tronox Limited will insure against amounts that it may be liable to pay to Directors, secretaries, officers or certain employees pursuant to the Constitution, the Deeds of Indemnity or that Tronox Limited otherwise agrees to pay by way of indemnity. Tronox Limited will pay premiums for this “Directors and Officers” insurance (“D&O Insurance”). The insurance policy also will insure Directors, secretaries, officers and some employees against certain liabilities (including legal costs) they may incur as officers or employees of Tronox Limited. The Deeds of Indemnity will provide that, subject to the Australian Corporations Act, during the Director’s term of office as an officer of Tronox Limited (or as an officer or trustee of a corporation or trust of which the Director is appointed or nominated an officer or trustee by Tronox Limited or a wholly owned subsidiary of Tronox Limited) and for seven years after the Director ceases to hold such office, Tronox Limited must use its best efforts to effect and maintain D&O Insurance covering the Director.

There are certain provisions of the Australian Corporations Act that restrict Tronox Limited from indemnifying officers in certain circumstances. These provisions are described below.

Australian Law
Australian Corporations Act

Section 199A(1) of the Australian Corporations Act provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company.

CORPORATE GOVERNANCE OF THE COMPANY

Section 199A(2) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as an officer of the company:

•	A liability owed to the company or a related body corporate;
•	A liability for a pecuniary penalty order or compensation order under specified provisions of the Australian Corporations Act; or,
•	A liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

Section 199A(2) does not apply to a liability for legal costs.

Section 199A(3) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

•	In defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under Section 199A(2);
•	In defending or resisting criminal proceedings in which the person is found guilty;
•	In defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or,
•	In connection with proceedings for relief to the person under the Australian Corporations Act in which the court denies the relief.

Section 199B of the Australian Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

•	Conduct involving a willful breach of duty in relation to the company; or,
•	A contravention of the officer’s duties under the Australian Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	A director or secretary;
•	A person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;
•	A person who has the capacity to significantly affect the company’s financial standing; and,
•	A person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Director and Officer Insurance

The Directors and officers of Tronox Limited are insured against certain liabilities, including certain insured liabilities under United States securities laws, which they may incur in their capacity as such under a liability insurance policy carried by Tronox Limited.

CORPORATE GOVERNANCE OF THE COMPANY

Communications with the Board of Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors, including Mr. Ilan Kaufthal, our Non-Executive Chairman of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management independent Directors, any individual Directors or committee of Directors, correspondence should be addressed to the Board of Directors or any such individual Directors or committee of Directors by either name or title. All such correspondence should be sent to Tronox Limited, c/o Secretary, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA with a request to forward the same to the intended recipient. To communicate with the Board of Directors electronically, shareholders and other interested parties should go to our website at www.tronox.com. Under the heading “Investor Relations – Corporate Governance – Contact the Board” you will find an on-line form that may be used for writing an electronic message to the Board of Directors. In general, all communications delivered to the Company’s Secretary for forwarding to the Board of Directors or specified members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Secretary reserves the right not to forward to members any abusive, threatening or otherwise inappropriate materials.

2017 NON-EMPLOYEE DIRECTOR COMPENSATION

All our non-employee Directors are entitled to an annual cash retainer of $75,000 for service on the Board of Directors payable quarterly in arrears, plus additional cash compensation payable quarterly in arrears as follows:

•	A non-executive chairman of the Board of Directors will receive an additional annual retainer of $120,000;
•	The chairman of the Audit Committee will receive an additional annual retainer of $50,000;
•	The chairman of the HRCC will receive an additional annual retainer of $20,000;
•	The chairman of the Corporate Governance and Nominating Committee will receive an additional annual retainer of $20,000; and
•	A committee member of each of the Audit Committee, HRCC, Corporate Governance and Nominating Committee, or any other committee established by the Board of Directors, respectively, who is not serving as chairman of such committee, will receive an additional annual retainer of $15,000.
•	In June 2017, a Special Ad Hoc Succession Committee was formed to identify and select a permanent successor for the Company’s former CEO. The members of this Committee received $15,000 per annum as additional compensation for serving on this committee with the Chairman receiving an additional $20,000 per annum. The committee was dissolved in November 2017.

In November 2015, the Board of Directors adopted a program whereby Directors could opt to receive their quarterly Board fees in shares of Class A stock in lieu of receiving a cash payment. For 2017, no Director received quarterly fees in shares of Class A stock in lieu of receiving a cash payment.

Each of our non-employee Directors also receives an annual equity grant of time-based RSUs with a fair-market value of $150,000. The RSUs vest on the first anniversary of the date of the grant (assuming such individual is a Board member at the time of vesting). Dividends accrue and are paid when the RSUs vest.

In June 2017, the independent members of the Board of Directors elected Mr. Ilan Kaufthal as the Non-Executive Chairman of the Board of Directors. The independent members of the Board of Directors, on the recommendation of the HRCC, approved a one-time grant of time-based restricted share units under the Tronox Limited Equity Plan with a fair-market value at grant equal to $190,000 which vested on December 27, 2017. The additional compensation was in recognition of the time Mr. Kaufthal would devote with respect to ensuring the successful completion of our pending Cristal Transaction, the sale of our Alkali business, and overseeing the planning for the post-closing integration of Cristal and Tronox’s TiO2 businesses.

Effective December 1, 2017, in connection with Mr. Quinn being named President and Chief Executive Officer of the Company, we evaluated the Board committee composition which resulted in a rotation of committee members. Specifically, Mr. Quinn, who was no longer considered independent, stepped down as a member of the Audit Committee and the Corporate Governance and Nominating Committee and was replaced by Mr. Johnston on both committees; Mr. Nkosi stepped down as a member of the Corporate Governance and Nominating Committee and became a member of the HRCC; and Mr. Blue replaced Mr. Nkosi as a member of the Corporate Governance and Nominating Committee. The new committee composition is as follows.

NAME	AUDIT	HUMAN RESOURCES AND COMPENSATION	CORPORATE GOVERNANCE AND NOMINATING
Ilan Kaufthal *
Andrew P. Hines	Δ
Wayne A. Hinman		Δ	Δ
Daniel Blue	•	•	•
Peter Johnston	•		•
Sipho Nkosi		•
Ginger Jones	•
*	Chairman of the Board
Δ	Chair
•	Member

2017 NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth the total compensation for the year ended December 31, 2017 paid to or earned by our non-employee Directors during 2017.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2017

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	TOTAL ($)
Ilan Kaufthal	163,269	354,885	518,154
Andrew P. Hines	128,915	164,888	293,803
Wayne A. Hinman	115,220	164,888	280,108
Daniel Blue	108,915	164,888	273,803
Sipho Nkosi	93,915	164,888	258,803
Jeffry N. Quinn (2)	95,687	164,888	260,575
Peter Johnston (3)	93,132	164,888	258,020
Mxolisi Mgojo (4)	—	164,888	164,888
(1)	Amounts reported in this column represent the aggregate grant date fair value for restricted shares units granted to each Director computed in accordance with the share-based compensation accounting guidance under ASC Topic 718. Each Director received a grant of 12,520 restricted share units (determined by dividing $150,000 by the ten (10) day average closing price for the Company’s shares for the first 10 business days in 2017 of $11.98) valued at the NYSE closing price on February 2, 2017 of $13.17. The restricted share units granted to each Director vest on the first anniversary of the grant date. Dividends will be accrued until the restricted share units vest and will be paid at that time. Also included in this column is the aggregate grant date fair value for restricted shares units granted only to Mr. Kaufthal upon his election as Non-Executive Chairman computed in accordance with the share-based compensation accounting guidance under ASC Topic 718. Mr. Kaufthal received a grant of 14,053 restricted share units determined by dividing $190,000 by the NYSE closing price for the Company’s shares on June 27, 2017 of $13.52. The restricted share units granted Mr. Kaufthal on June 27, 2017 vest on the six-month anniversary of the grant date. Dividends will be accrued until the restricted share units vest and will be paid at that time. As of December 31, 2017, each non-employee Director, with the exception of Mr. Mgojo, held 41,932 unvested restricted shares/units. Mr. Mgojo held 32,884 unvested restricted share units as of December 31, 2017.
(2)	Amounts reported in this table with respect to Mr. Quinn are only for services prior to assuming the President and Chief Executive Officer role on December 1, 2017. All compensation for Mr. Quinn subsequent to assuming the role of President and Chief Executive Officer is shown on the Summary Compensation Table later in this Proxy Statement.
(3)	Amounts reported in this table with respect to Mr. Johnston are only for services prior to assuming the Interim Chief Executive Officer role on May 15, 2017. There was no compensation paid to Mr. Johnston in his role as a Director during the month of December 2017. All compensation for Mr. Johnston subsequent to assuming the role of Interim Chief Executive Officer is shown on the Summary Compensation Table later in this Proxy Statement.
(4)	Should Mr. Mgojo elect not to receive shares in lieu of quarterly cash fee payments, then such cash amounts are instead paid to Exxaro. During 2017, Exxaro was paid $75,000 for services by Mr. Mgojo. Mr. Mgojo is eligible to receive directly the long-term incentive grants that are awarded to each Director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding the beneficial ownership of shares of Tronox Limited as of February 28, 2018 by:

•	Each current Director and Nominee of Tronox Limited;
•	The current CEO and each named executive officer;
•	All persons currently serving as Directors and executive officers of Tronox Limited, as a group; and,
•	Each person known to us to own beneficially 5.0% or more of any class of Tronox Limited’s outstanding shares.

Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules and regulations. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Tronox Limited shown as beneficially owned by them. The table is based on 93,756,432 Class A Shares and 28,729,280 Class B Shares outstanding as of February 28, 2018. All information concerning security ownership of certain beneficial owners is based upon filings made by such persons with the SEC or upon information provided by such persons to us. Unless otherwise noted below, the address for each beneficial owner listed in the table below is: c/o Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF ORDINARY SHARES BENEFICIALLY OWNED	% OF CLASS OWNED	% OF TOTAL OWNED
Class B Shares
Exxaro Resources Limited Roger Dyason Road Pretoria West 0182 South Africa	28,729,280	100.0%	23.5%
Class A Shares
5% Owners
FMR LLC (1)	13,446,366	14.3%	11.0%
TIAA-CREF Investment Management, LLC, College Retirement Equites Fund and Teachers Advisors, LLC (2)	11,783,722	12.6%	9.6%
The Vanguard Group (3)	7,815,096	8.3%	6.4%
BlackRock Inc. (4)	5,742,572	6.1%	4.7%
Dimensional Fund Advisors LP (5)	5,072,863	5.4%	4.1%
Named Executive Officers and Directors (6)
Jeffry N. Quinn	67,640
Willem Van Niekerk	254,742
Jean-François Turgeon	210,671	*
Richard L. Muglia	114,007	*
Timothy C. Carlson	39,168	*
Ilan Kaufthal	126,374	*
Andrew P. Hines	128,971	*
Wayne A. Hinman	101,207	*
Sipho Nkosi	54,308	*
Daniel Blue	53,741	*
Peter Johnston	63,161	*
Mxolisi Mgojo	25,792	*
Ginger M. Jones	-	*
All Executive Officers, Directors and Nominees as a group (15 persons)	1,528,019	1.6%	1.2%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

(1)	Information regarding FMR LLC is based solely on the Amendment to the 13G filed with the SEC on February 13, 2018 for the calendar year ended December 31, 2017. FMR LLC has the sole power to vote or direct the vote of 177,173 of the Class A Shares and the sole power to dispose of or to direct the disposition of 13,446,366 Class A Shares. The filing reports that Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(2)	Information regarding TIAA CREF Investment Management LLC, College Retirement Equities Fund and Teachers Advisors, LLC is based solely on their respective Amendments to the 13G filed with the SEC on February 14, 2018 for the calendar year ended December 31, 2017. Each of TIAA CREF Investment Management LLC and Teachers Advisors, LLC expressly disclaim beneficial ownership of the other’s security holdings and each disclaimed that it is a member of a “group” with the other. TIAA CREF Investment Management LLC and Teachers Advisors, LLC reported their combined holdings for administrative convenience. TIAA CREF Investment Management LLC has the sole power to vote or direct the vote of 8,492,202 of the Class A Shares and the sole power to dispose or to direct the disposition of 8,492,202 of the Class A Shares. College Retirement Equities Fund has the shared power to vote or direct the vote of 8,135,718 of the Class A Shares and the shared power to dispose or to direct the disposition of 8,135,718 of the Class A Shares. Teachers Advisors, LLC has the sole power to vote or direct the vote of 3,291,519 of the Class A Shares and the sole power to dispose or to direct the disposition of 3,291,519 of the Class A Shares. The address of TIAA CREF Investment Management, LLC and its affiliates is 730 Third Avenue, New York, NY 10017.
(3)	Information regarding The Vanguard Group, Inc. is based solely on the Amendment to the 13G filed with the SEC on February 8, 2018 for the calendar year ended on December 31, 2017. The Vanguard Group, Inc. has the sole power to vote or direct the vote of 100,249 of the Class A Shares, the shared power to vote or direct the vote of 12,792 of the Class A Shares, the sole power to dispose of or to direct the disposition of 7,709,542 Class A Shares and the shared power to dispose or to direct the disposition of 105,554 Class A Shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Information regarding BlackRock Inc. is based solely on the Amendment to the 13G filed with the SEC on January 30, 2018 for the calendar year ended on December 31, 2017. Blackrock Inc. has the sole power to vote or direct the vote of 5,539,961 of the Class A Shares and the sole power to dispose or to direct the disposition of 5,742,572 of the Class A Shares. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(5)	Information regarding Dimensional Fund Advisors LP is based solely on the Amendment to the 13G filed with the SEC on February 9, 2018 for the calendar year ended December 31, 2017. Dimensional Fund Advisors LP has the sole power to vote or direct the vote of 4,993,969 of the Class A Shares and the sole power to dispose of or to direct the disposition of 5,072,863 Class A Shares. The filing reports that Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the filing are owned by the Funds. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(6)	Shares listed for each Executive Officer, Director and Nominee includes: (i) shares owned by the individual; (ii) restricted shares units that will vest within 60 days of February 28, 2018; and (iii) shares subject to options that are exercisable within 60 days of February 28, 2018. No restricted share units will vest within 60 days for all Executive Officers and Directors as a group. Shares subject to options that are exercisable within 60 days include: Willem Van Niekerk, 141,168; Jean-Francois Turgeon, 33,333; Richard L. Muglia, 27,504 and 343,304 for all Executive Officers and Directors as a group. None of these options contain an exercise price lower than our share price as of February 28, 2018 of $18.28.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers, among others, to file with the SEC and NYSE an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our staff assists our executive officers and Directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal year 2017 all of our covered officers and Directors filed the required reports on a timely basis under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We had service level agreements with Exxaro for research and development that expired during the third quarter of 2017. We also had service level agreements with Exxaro for services such as tax preparation and information technology, which expired during 2015. Such service level agreements amounted to expenses of $1 million each during 2017 and 2016 and $2 million during 2015 which was included in “Selling general and administrative expense” in our consolidated statements of operations set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Additionally, we had a professional service agreement with Exxaro related to the Fairbreeze construction project, which ended in January 2017. We made payments to Exxaro of less than $1 million during 2017, $2 million during 2016 and $3 million during 2015, which were capitalized in “Property, plant and equipment, net” in our consolidated balance sheets set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. At both December 31, 2017 and 2016, we had less than $1 million of related party payables, which were recorded in “Accounts payable” in our consolidated balance sheets set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The Company has adopted a written Related Person Transaction Policy that is administered by the Corporate Governance and Nominating Committee. A copy of the Company’s Related Person Transaction Policy can be found on the Company’s website, http://www.tronox.com, under “Investor Relations - Corporate Governance.”

The Related Person Transaction Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Related persons subject to the policy include executive officers, Directors, nominees for election as a Director, owners of more than 5% of our total equity, and any members of the immediate family of any of the foregoing persons. The Related Person Transaction Policy also applies in respect of transactions which would involve the Company giving a financial benefit to related parties where, under the related party transaction provisions of Australia’s Corporations Act, the benefit could be given only with shareholder approval. Under the Related Person Transaction Policy, Company management determines whether a transaction requires review by the Corporate Governance and Nominating Committee, and transactions requiring review are referred to the Corporate Governance and Nominating Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance and Nominating Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company. The Related Person Transaction Policy also contains a list of certain categories of related person transactions that are pre-approved under the Related Person Transaction Policy, and therefore need not be brought to the Corporate Governance and Nominating Committee for further approval, unless the transaction would require shareholder approval under Australia’s Corporations Act. If the Company becomes aware of an existing transaction with a related person that has not been approved under this policy, the matter is referred to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee then evaluates all options available, including ratification, revision or termination of such transaction.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm.

The accounting firm of PwC has been selected as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018. Although the selection of PwC does not require ratification, the Board of Directors has directed that the appointment of PwC be submitted to the shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance. A representative of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to ratify the appointment of PwC as the Company’s independent registered public accounting firm. A failure to ratify PwC as the Company’s independent registered public accounting firm will not result in PwC being removed as the Company’s auditor under Australian law.

The accompanying proxy will be voted for the ratification of PwC as the Company’s independent registered public accounting firm unless the shareholder indicates to the contrary on the proxy.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2018

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee selected PwC as our independent auditors to audit our financial statements and our internal control over financial reporting for the years ended December 31, 2017, 2016 and 2015, as well as for the year ending December 31, 2018. The following table shows the fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2017 and 2016, respectively, and fees billed for other services rendered by PwC during those periods:

(Amounts in $000s)	2017	2016
Audit Fees (1)	$9,960	$8,146
Audit Related Fees (2)	1,959	951
Tax Fees (3)	5,193	2,248
All Other Fees (4)	1,542	11
Total Fees	$18,654	$11,356
(1)	Fees for professional services performed for the integrated audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-K and 10-Q filings, and other services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Fees for services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements. This may include any acquisition and divestiture related work, attestations that are required by statute or regulation, and employee benefit and compensation plan audits.
(3)	Fees for professional services performed with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and consolidated subsidiaries, refund claims, payment planning and tax audit assistance.
(4)	Fees for other permitted work performed that does not fall within the categories set forth above.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, all audit and non-audit services provided by PwC to us must be pre-approved in advance by our Audit Committee unless the following conditions are met:

•	The service is one of a set of permitted services that the independent registered public accounting firm is allowed to provide; and,
•	The services must be brought to the attention of the Audit Committee and approved prior to the completion of the annual audit.

All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service must be presented to the Audit Committee at the next scheduled meeting. In 2017 and 2016, all the fees paid to our independent auditors were approved in advance by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s accounting and financial reporting processes and its internal and external audit processes. The Audit Committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.

In discharging its oversight responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes and the effectiveness of the Company’s internal control over financial reporting for the fiscal year ended December 31, 2017 and the independent registered public accounting firm’s report on those financial statements and report on the Company’s internal control over financial reporting, with our management and with PwC our independent registered public accounting firm. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”). The Audit Committee has discussed with PwC the matters required to be discussed under Auditing Standard No. 1301, “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board.

As part of its responsibilities for oversight of risk management, the Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management, including discussions of individual risk areas.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm. Consistent with its charter, the Audit Committee has evaluated PwC’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee, and has discussed with PwC, its independence from the Company.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

AUDIT COMMITTEE

Andrew P. Hines (Chairman)
Daniel Blue
Peter B. Johnston

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the decisions that the HRCC have made under those programs, and the factors considered in those decisions. This CD&A focuses on the compensation of the following individuals for the 2017 fiscal year that we refer to collectively as our “NEOs”.

2017 NAMED EXECUTIVE OFFICERS

Name	Age (5)	Title
Jeffry N. Quinn (1)	59	President and Chief Executive Officer
Timothy C. Carlson	52	Senior Vice President, Chief Financial Officer and Director
Jean-François Turgeon	51	Executive Vice President and Chief Operating Officer
Richard L. Muglia (2)	67	Former Senior Vice President, General Counsel and Secretary
Willem Van Niekerk	57	Senior Vice President, Strategic Planning and Business Development
Thomas Casey (3)	(3)	Former Chairman of the Board and Chief Executive Officer
Peter B. Johnston (4)	67	Former Interim Chief Executive Officer
(1)	Effective December 1, 2017.

   (2) Stepped down as Senior Vice President, General Counsel and Secretary on April 4, 2018.

(3)	Retired as Chief Executive Officer on May 15, 2017 / Deceased on May 25, 2017 at age 65.
(4)	From May 15, 2017 to November 30, 2017.
(5)	As of March 31, 2018.

Set forth below is a description of the backgrounds of our NEOs. Mr. Quinn joined the Company as President and Chief Executive Officer on December 1, 2017 and has been a Director of the Company since June 15, 2012. Mr. Turgeon joined the Company as of January 1, 2014. Mr. Carlson joined the Company as of October 31, 2016 and was a Director from June 27, 2017 to April 4, 2018. Mr. Muglia joined the Company in February 2013. Dr. Van Niekerk joined the Company on June 15, 2012 upon completion of the Exxaro Transaction. Mr. Casey joined the Company on June 15, 2012 and retired as Chief Executive Officer on May 15, 2017. He passed away on May 25, 2017. Mr. Johnston served as Interim Chief Executive Officer for the period May 15, 2017 to November 30, 2017 and has been a Director since August 1, 2012. There are no family relationships among any of our NEOs.

Jeffry N. Quinn
President and Chief Executive Officer

Mr. Quinn’s biographical information is set forth under the caption “—Election of Class A Directors and Class B Directors,” above.

Timothy C. Carlson
Senior Vice President, Chief Financial Officer

Timothy C. Carlson was a Director of Tronox Limited from June 27, 2017 to April 4, 2018, and has been Senior Vice President and Chief Financial Officer of Tronox Limited since October 2016. He leads the Company’s global finance group, including treasury, financial planning, accounting, controller, risk management, and compliance & audit. Mr. Carlson previously served as the chief financial officer of Precision Valve Corporation, a private equity-owned business where he led EBITDA improvement activities, improved internal controls, and standardized the Company’s financial reporting and operating metrics. From September 2007 to May 2014, he was chief financial officer, and treasurer of ATMI, Inc., a publicly traded global supplier of semiconductor materials and materials packaging and delivery systems used in the manufacturing of microelectronics devices. Earlier in his career, Mr. Carlson held a series of global finance, strategic planning, and auditing roles at various divisions of Campbell Soup Company. Mr. Carlson holds a Bachelor of Science degree in economics from the University of Pennsylvania, Wharton School of Business and is a licensed certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Jean-François Turgeon
Executive Vice President and Chief Operating Officer

Mr. Turgeon has been our Executive Vice President and Chief Operating Officer since September 2017. Before that he served as our Executive Vice President and President of Tronox Titanium Dioxide since January 2014. Prior to joining Tronox, Mr. Turgeon worked for Rio Tinto Group for 24 years, serving most recently as the managing director of its titanium dioxide business. He is also the former chairman of Richards Bay Mineral in South Africa and Rio Tinto, Fer et Titane, in Canada. Mr. Turgeon holds a Bachelor’s degree in chemical engineering from Université Laval and a Master’s degree in hydrometallurgy from McGill University.

Richard L. Muglia
Former Senior Vice President, General Counsel and Secretary

Mr. Muglia was our Senior Vice President, General Counsel and Secretary from March 2014 to April 4, 2018. Mr. Muglia has announced his retirement from the Company, effective May 31, 2018, and will serve in an advisory role until such retirement date. He joined Tronox in February 2013 as deputy general counsel. Prior to that he was a partner at Skadden, Arps, Slate, Meagher & Flom LLP, the international law firm, since 1994 and has more than 30 years of legal experience. Mr. Muglia is a graduate of Williams College and holds a Master of Public Health from Yale University. He received his law degree from Columbia University.

Willem Van Niekerk
Senior Vice President, Strategic Planning and Business Development

Dr. Van Niekerk has served as our Senior Vice President, Strategic Planning and Business Development since June 15, 2012. Prior to joining Tronox Limited upon completion of the Exxaro Transaction, he served as the Executive General Manager of Corporate Services for Exxaro, which includes the mineral sands business, since May 2009, where he was responsible for Exxaro’s technology, research and development, information management and supply chain management departments. Prior to that, he served as Manager of Growth for Exxaro’s mineral sands and base metals business and as General Manager for Marketing and Business Development for Exxaro’s mineral sands and base metals business. Dr. Van Niekerk co-managed the Tiwest Joint Venture from 2006 to 2008. He oversaw the design and development of the titanium smelting technology for the slag furnaces at KZN Sands. Dr. Van Niekerk has a PhD in pyrometallurgy from the University of Pretoria.

OTHER EXECUTIVE OFFICERS

John D. Romano
Senior Vice President and Chief Commercial Officer

Mr. Romano has been our Senior Vice President and Chief Commercial Officer of Titanium Dioxide since October 2014. Before such time he served as our Senior Vice President and President, Pigment and Electrolytic Operations from June 15, 2012 to October 2014; the Executive Vice President of Tronox Incorporated since January 1, 2011 and Vice President, Sales and Marketing of Tronox Incorporated since January 2008. Mr. Romano was an executive officer of Tronox Incorporated during its bankruptcy proceedings, from which it emerged in 2011. Before that he served as Vice President, Sales for Tronox Incorporated from 2005 to January 2008; Vice President, Global Pigment Sales for Tronox LLC from January 2005 to November 2005; Vice President, Global Pigment Marketing for Tronox LLC from 2002 to 2005 and Regional Marketing Manager for Tronox LLC from 1998 to 2002. Mr. Romano holds a Bachelor’s degree in Accounting from Oklahoma State University.

Jeffrey N. Neuman
Senior Vice President, General Counsel & Secretary

Mr. Neuman has been our Senior Vice President, General Counsel & Secretary since April 5, 2018. Prior to joining Tronox, Mr. Neuman was Vice President, Corporate Secretary and Deputy General Counsel of Honeywell International Inc. from 2012 to 2018. Mr. Neuman joined Honeywell in 2002 and during his time there held various roles of increasing responsibility. Earlier in his career, Mr. Neuman worked as an M&A

COMPENSATION DISCUSSION AND ANALYSIS

attorney with the New York law firm of Davis Polk & Wardwell. Prior to becoming an attorney, Mr. Neuman was an investment banker at Merrill Lynch. Mr. Neuman holds a Bachelor of Arts in history from Wesleyan University, a Master of Arts in regional studies of East Asia from Harvard University and a Juris Doctorate from Northwestern University School of Law.

Robert Loughran
Vice President, Corporate Controller

Mr. Loughran has been our Vice President, Corporate Controller since April 2, 2018. Prior to such time, Mr. Loughran was Group Vice President, Chief Accounting Officer at Avon Products, Inc. since March 2016 and prior to that was Avon’s Vice President, Corporate Controller since May 2012. Mr. Loughran also served as Avon’s Acting Chief Financial Officer from October 2014 to March 2015. Prior to that, Mr. Loughran served as Avon’s Vice President and Assistant Controller from September 2009 to May 2012. Prior to that, he held the position of Executive Director, Assistant Controller upon joining Avon in 2004. Mr. Loughran is a Certified Public Accountant and holds a Bachelor of Science Degree from the University of Connecticut.

How Executive Pay is Linked to Company Performance

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with an acceptable risk profile. The foundation of our compensation philosophy is to:

•	Promote creation of long-term shareholder value;
•	Recruit and retain qualified high performing executive officers;
•	Motivate high levels of performance; and
•	Offer compensation that is competitive in the marketplace.

Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives where performance is above target over the long term, we believe the program will reward above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on our performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors. For fiscal year 2017, we believe our executive compensation was aligned with our overall Company performance as we delivered revenue of $1.7 billion, up 30% from the prior year. In addition, the Company’s TiO2 operation produced $500 million of adjusted EBITDA as compared to $236 million of adjusted EBITDA in 2016. The high level of performance clearly reflects the benefits of our vertical integration, as both our pigment and minerals sands operations delivered strong revenue and profit growth. Our results also reflect the extraordinary work of our global TiO2 team to reduce costs through the successful implementation of our Operational Excellence program. Our 2017 financial results also drove improvement in our share price which closed the year at $20.51, up from $10.31 at December 31, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

Summary of our Executive Compensation Program

Set forth below is a summary of our key executive compensation practices.

•	We seek and carefully consider shareholder feedback regarding our compensation practices.
•	We strive to link our executive compensation to our performance as follows:
—	82% of the target compensation for the CEO and 69% of the target compensation for other NEOs is “at-risk”.
—	We select metrics in our short-term incentive plan that focus our CEO and other NEOs on achieving key annual financial and operational goals and objectives that drive overall performance that are expected to drive long-term shareholder value. Our short-term incentive plan also has an individual performance metric whereby our CEO and other NEOs performance is measured against pre-defined objectives.
—	Metrics in our long-term incentive plan focus our CEO and other NEOs on achieving three-year financial goals that are expected to lead to increased shareholder value; annual grants with overlapping performance periods reward sustained performance over the long-term.
—	For our CEO, 80% of targeted 2017 short-term incentive plan payout is linked to overall Tronox results, including adjusted EBIDTA; cumulative cash generation; and safety metrics.
—	For other NEOs, between 20% and 80% of targeted 2017 short-term incentive plan payout is linked to overall Tronox results, including adjusted EBIDTA; cumulative cash generation; and safety metrics.
—	50% of the annual long-term equity awards are performance-based RSUs that vest following the end of the three-year performance period based on Company performance during the period. For performance-based RSUs granted in the 2017 fiscal year, 100% were allocated on relative TSR performance.
—	50% of the annual long-term equity awards are time-based RSUs that vest over a three-year time period. These time-based RSUs are intended to incentivize executives to create shareholder value through share price appreciation, and provide an employee retention incentive.
—	Metrics and targets for both the short-term and long-term incentive plans are based on the Company’s strategic and business plans and annual budgets that are reviewed by the full Board and are analyzed and tested for reasonableness by the HRCC at the beginning of the performance period. The HRCC actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.
•	Peer group appropriateness
—	As discussed in further detail elsewhere in this CD&A, in November 2016, the HRCC reviewed and revised the Company’s peer group for 2017 to provide a mix of companies which the HRCC believes provides a better aggregate benchmark.
—	Our 2017 benchmarking compensation peer group includes 15 companies that the Committee believes reflect more appropriate industry, size, geographic scope, and market dynamics.
•	No re-pricing of stock options
•	Independent compensation consultants
—	The Committee directly retained Frederic W. Cook & Co. (“FW Cook”) for 2017. FW Cook did not provide any other services to the Company.

COMPENSATION DISCUSSION AND ANALYSIS

2017 Business Performance & Accomplishments

Our 2017 accomplishments included:

1. Please refer to “Management’s Discussion & Analysis of Financial Condition and Results of Operations – Non-U.S. GAAP Financial Measures” on page 47 of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2018, for a reconciliation of adjusted EBITDA to the most directly comparable U.S. GAAP financial measures.

2. Please refer to our Fourth Quarter 2017 Earnings Release filed as Exhibit 99.1 to our Form 8-K filed with the SEC on March 1, 2018, for a reconciliation of free cash flow to the most directly comparable U.S. GAAP financial measures.

Furthermore, on February 21, 2017, we entered into a definitive agreement with The National Titanium Dioxide Company Ltd., a limited company organized under the laws of the Kingdom of Saudi Arabia (“Cristal”), and Cristal Inorganic Chemicals Netherlands Coöperatief W.A., a cooperative organized under the laws of the Netherlands and a wholly owned subsidiary of Cristal (“Seller”), to acquire the TiO2 business of Cristal for $1.673 billion of cash, subject to a working capital adjustment at closing, plus 37,580,000 Class A Shares (the “Cristal Transaction”). On March 1, 2018, we entered into an amendment to the definitive agreement that extends the termination date under such definitive agreement to June 30, 2018, with automatic 3-month extensions to March 31, 2019, if necessary based on the status of outstanding regulatory approvals. We have received approval from seven of the nine regulatory jurisdictions whose approvals are required to close Cristal Transaction. On December 5, 2017, the U.S. Federal Trade Commission (“FTC”) filed a lawsuit seeking to block the Cristal Transaction and on March 20, 2018, the Company announced that the European Commission issued a statement of objections to the Cristal Transaction. On October 2, 2017, at a special meeting of shareholders of the Company held pursuant to the definitive agreement, the Company’s shareholders approved a resolution to issue 37,580,000 Class A Shares to the Seller in connection with the acquisition of Cristal’s TiO2 business, and the resulting acquisition of interests in such Class A Shares by the Seller and certain other persons and entities, at the closing of such acquisition.

We believe that mid-2016 marked the beginning of the recovery in global TiO2 markets. The challenging macro-economic conditions the TiO2 industry had experienced over the prior few years, we believe, reached the cyclical trough low point in mid-2016. As a result, our share performance during 2016 and 2017 reflected the improving market conditions for the TiO2 industry and the margin benefits of our cost reductions resulting from our multi-year program to reduce spending while simultaneously increasing quality and production volume. The share price of our Class A Shares at the close of business on December 30, 2017 was $20.51 as compared with a share price of $10.31 as of the close of business on December 31, 2016. As a result, our Total Shareholder Return (“TSR”) for 2017 was a positive 100.8% (with dividends reinvested). Our cumulative TSR for the two-year period ended December 31, 2017 was 464.5% (with dividends reinvested). Unfortunately, because the recovery in the global TiO2 markets did not commence until mid-2016, our cumulative TSR for the three-year period ended December 31, 2017 is only 2.5% (with dividends reinvested). As of February 28, 2017, our current Directors and executive officers, as a group, beneficially own approximately 1.5 million, or approximately 2%, of our listed Class A Shares and have also experienced the impact of these challenging industry conditions.

COMPENSATION DISCUSSION AND ANALYSIS

The Executive Compensation Process

Role of the Human Resources and Compensation Committee

The HRCC administers our executive compensation program and assists the Board of Directors in fulfilling its oversight responsibilities with respect to the compensation of executive officers and our non-employee Directors. Among its other duties, the HRCC:

•	Evaluates and determines the salary, incentives, and benefits making up the total compensation of our CEO, other NEOs and other executive officers;
•	Reviews and monitors management succession planning and development, including promotability of all officers;
•	Defines the terms and conditions, including performance metrics, for the stock options, restricted shares/units, and other long-term equity awards for our executive officers and reviews and approves all grants made to the executive officers;
•	Reviews and approves the annual corporate goals and objectives of our CEO; and,
•	Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters.

The HRCC cannot delegate this authority and regularly reports its activities to the Board.

The HRCC is comprised of three members, each of whom is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Internal Revenue Code. Currently, the members of the Committee are Wayne A. Hinman, Chairman, Sipho Nkosi, and Daniel Blue.

The HRCC operates pursuant to a written charter (available on Tronox’s website at www.tronox.com, under “Investor Relations – Corporate Governance”) which is reviewed by the Committee on an annual basis and approved by the Board. The HRCC meets at least quarterly and more frequently as circumstances require, including in executive session with the Committee’s independent compensation consultant.

The HRCC has targeted compensation at the median of benchmark statistics provided by our independent compensation consultant (described below) for each element of total compensation (base, annual incentive and long-term incentives). The actual pay level for each executive officer may vary from these targeted levels based on experience, the scope and complexity of his or her role, job performance and company performance. The compensation of our CEO must also be reviewed by the non-employee, independent members of the Board of Directors. When making recommendations with respect to our executive officers other than the CEO, the HRCC considers the recommendations made by the CEO and his evaluation of the other executive officers’ performance.

Elements considered by the HRCC and our CEO when reviewing the Company’s performance include: share price, the Company’s performance as measured against the performance goals established for the previous year, non-controllable events that may impact the Company’s performance, attainment of significant non-financial milestones and any other factors or goals it determines to be relevant to measuring the Company’s performance. The individual performance of our executive officers is measured against individual performance goals that were set for each executive officer by our CEO.

Use of Compensation Consultants

The HRCC has the sole authority to hire and terminate its consultant, approve its compensation, determine the nature and scope of its services, and evaluate its performance. During 2017, the HRCC engaged FW Cook as its compensation consultant to provide information to the HRCC to assist it in making determinations regarding our compensation programs for executives and non-employee Directors.

In February 2017, FW Cook provided the HRCC with among other things, a competitive pay analysis comparing the compensation of our executive officers against benchmark compensation statistics, 2017 program design advice and an independent review of 2017 compensation proposals developed by management.

COMPENSATION DISCUSSION AND ANALYSIS

A representative from FW Cook attended all HRCC meetings in 2017, and FW Cook did not perform any other services for the Company or its management other than that described above.

FW Cook provides information and data to the HRCC from its surveys, proprietary databases and other sources, which the HRCC utilizes along with information provided by management and obtained from other sources. In making its decisions, the HRCC reviews such information and data provided to it by FW Cook and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the human resources, legal, and finance groups. The HRCC considers executive and non-employee Director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.

In connection with its engagement of FW Cook, the HRCC considered various factors bearing upon FW Cook’s independence including, but not limited to, the amount of fees received by FW Cook from Tronox as a percentage of FW Cook’s respective total revenue, FW Cook’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact FW Cook’s independence. After reviewing these and other factors, the HRCC determined that FW Cook was independent and that its engagement did not present any conflicts of interest. FW Cook also determined that it was independent from management and confirmed this in a written statement delivered to the Chairperson of the HRCC.

CEO’s Role in the Compensation-Setting Process

Typically, at an HRCC meeting early in the year, the CEO makes recommendations to the HRCC regarding compensation for the executive officers other than himself. The CEO participates in the HRCC discussion at the HRCC’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the executive officers. The HRCC utilizes the information provided by the CEO along with other information from within the Company, input from its independent compensation consultant, and the knowledge and experience of the Committee members in making compensation decisions. The Chair of the HRCC recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO.

Annual Evaluation

At the end of the fiscal year, the CEO completes a self-evaluation of his own performance and reviews his evaluation with the HRCC. The full board also provides input on the CEO’s performance and submits this to the Chairman of the HRCC for consolidation. The HRCC consolidates all input and the Chairman of the HRCC and the Chairman of the Corporate Governance and Nominating Committee discuss the Board’s assessment of the CEO’s performance. The HRCC also determines the incentive amount, long-term incentive award, and any base salary change for the CEO.

In addition, each executive officer completes a self-evaluation for his own performance and reviews his evaluation with the CEO. The CEO then summarizes these results and brings them to the HRCC along with his initial recommendation for each executive’s base salary increase, annual incentive award, and long-term incentive award. The HRCC will then determine the amounts for any base salary increase and annual and long-term incentive awards for each executive officer.

Performance Objectives

At the beginning of the year our CEO recommended, and the HRCC approved performance objectives for the 2017 fiscal year based, in part, on an active dialogue with the CEO regarding strategic objectives and performance targets for the Company. Metrics are tied to our strategic business plans and to annual budgets reviewed by the full Board. Short-term management objectives are designed to achieve specific goals that are expected to drive long-term shareholder value. Metrics are analyzed and tested for reasonableness prior to HRCC approval at the beginning of the performance period. The Committee actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

COMPENSATION DISCUSSION AND ANALYSIS

Competitive Market Overview

Our executive compensation program is designed to be competitive within the various marketplaces in which we compete for employees. While the HRCC does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the HRCC recognizes that our compensation practices must be competitive in the marketplace, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the HRCC considers in assessing the reasonableness of compensation. Although the HRCC considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, and performance, in making its compensation determinations.

With the input of its independent compensation consultant, the HRCC reviews the peer group annually and revises such group as appropriate. We endeavor to identify companies that are comparable to our core businesses as well as comparable from a size perspective.

In November 2016, with the assistance FW Cook, the HRCC conducted its annual review of the 2016 Peer Group. Based on this review, the HRCC determined we should exclude six companies from the 2016 Peer Group: Cytec Industries, Inc. (acquired by Solvay SA in December 2015), IAMGOLD Corp. (incompatible business fit), Kronos Worldwide, Inc. (externally managed by parent company), Southern Copper Corp. (does not grant equity awards to executives and incompatible size fit) Walter Energy, Inc. (delisted from NYSE in July 2015 and did not file a proxy in 2016), and Yamana Gold Inc. (incompatible business fit).

As an eight-company peer group may not result in a statistically significant number of matches to provide meaningful results or could yield compensation values that are too volatile, FW Cook undertook a review to identify potential peer group candidates. The methodology used was as follows:

•	Screening focused on size and business comparability;
•	GICS sector, location, and CIGC sub-industry screens were used to identify companies in related industries and similar geographical markets. CIGS sub-industries included: (a) commodity chemical; (b) diversified chemicals; (c) specialty chemicals; (d) diversified metals and mining; (e) gold; (f) silver; and, (g) steel;
•	Revenue and market capitalization were used to identify companies of similar size (approximately 0.4x to 2.5x that of Tronox). Revenue ranges were approximately $850 million to $5.3 billion and market capitalization ranged from $300 million to $1.9 billion; and
•	Companies that met the size criteria were then screened to determine reasonableness in terms of business fit.

Based on this screening process, the HRCC approved the addition of seven new companies to the peer group: A. Schulman, Inc.; The Chemours Company; Ferro Corp., Koppers Inc.; Materion Corp; SunCoke Energy; and, Tredegar Corp. The HRCC determined that:

•	such companies align better with Tronox’s size based on revenue, market cap, and number of employees;
•	that the addition of The Chemours Company and the continued inclusion of Huntsman Corp. are appropriate, because although both companies are larger in size, such companies represent the only U.S.-based TiO2 companies that are our direct competitors and utilize equity awards to reward their executive officers. As such, we believe we compete with both Chemours and Huntsman for executive talent; and,
•	such group, as a whole, continues to represent a reasonable match to Tronox in business content.

COMPENSATION DISCUSSION AND ANALYSIS

The fiscal year 2017 Compensation Peer Group (the “2017 Peer Group”) consisted of the 15 publicly-traded companies listed below:

A. Schulman, Inc.	Chemtura Corp (acquired by LANXESS Deutschland GmbH in April 2017)	Koppers Inc.
Albemarle Corp.	Cliffs Natural Resources, Inc.	Materion Corp.
Cabot Corp.	Eastman Chemical Company	SunCoke Energy Inc.
Celanese Corp.	Ferro Corp.	Teck Resources Ltd.
The Chemours Company	Huntsman Corp.	Tredegar Corp.

As of August 2017, our revenue was between the 50th and 75th percentiles and our market capitalization and number of employees were between the 25th and 50th percentiles of the 2017 Peer Group companies.

In November 2017, FW Cook assisted the HRCC with conducting its annual review of the 2017 Peer Group. As part of this review, the HRCC asked FW Cook to review the suitability of the current peer group and identify appropriate changes (if any) in light of Tronox’s proposed acquisition of the Cristal TiO2 assets and the sale of our Alkali business.

Based on this review, the HRCC determined we should exclude four companies from the 2017 Peer Group: Chemtura Corporation (acquired by LAXNESS Deutschland GmbH in April 2017), along with Ferro Corp., Materion Corp. and Tredegar Corp. (each are not appropriate size fits following the Cristal transaction and the sale of Tronox Alkali).

Based on their screening process, FW Cook proposed to the HRCC the addition of five new companies to the peer group: Ashland Global Holdings Inc., Olin Corporation, PolyOne Corporation, RPM International Inc. and Westlake Chemical Corporation for the following reasons:

•	such companies align better with Tronox’s size following the Cristal acquisition based on projected revenue; and
•	the group, as a whole, continues to represent a reasonable match to Tronox in business content.

As the proposed peer group was constructed using the projected revenue following the Cristal transaction and sale of Tronox Alklai, the HRCC approved the new 2018 Compensation Peer Group only on the condition that it be used after the closing of the Cristal transaction. Until such time, the Company will continue to utilize the 2017 Peer Group, except that Chemtura Corporation will be eliminated from the peer group.

The fiscal year 2018 Compensation Peer Group (the “2018 Peer Group”), which will only be utilized following the closing of the Cristal transaction, will consist of the 16 publicly-traded companies listed below:

A. Schulman, Inc.	The Chemours Company	PolyOne Corporation
Albemarle Corp.	Cliffs Natural Resources, Inc.	RPM International Inc.
Ashland Global Holdings Inc.	Eastman Chemical Company	SunCoke Energy Inc.
Cabot Corp.	Huntsman Corp.	Teck Resources Ltd.
Celanese Corp.	Koppers Inc.	Westlake Chemical Corporation
Olin Corporation

Tronox is positioned at the 49th percentile of the 16-company 2018 Peer Group in terms of annual pro-forma revenue, at the 22nd percentile in terms of market capitalization, and the 15th percentile for number of employees as of December 31, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

These are the components of the 2017 fiscal year executive compensation included in the Summary Compensation Table, and benefits under broad-based benefit plans in which executive officers participate. As described above, we target the median of each element of direct compensation as compared to the 2017 Peer Group (as described under “The Executive Compensation Process – Competitive Market Overview”). We also provide additional benefits and perquisites to be competitive with local practices and with our peer group.

Component		Key Features	Objectives	Principal 2017 Actions
CEO (1)	NEOs (excluding CEO)
TOTAL DIRECT COMPENSATION
Base Pay		Fixed annual cash amount, paid at regular payroll intervals Reviewed annually and adjusted if needed based on performance and market comparison	Provide a regular source of income at reasonable, competitive levels.	No annual merit increase was given to any NEO.
18% of TDC	31% of TDC
Short-term Incentive (STI)
Performance-based cash compensation opportunity: committee determines payout based on company and business unit performance and levels of individual contributions.

Proxy officers participate in the same AIP with our other executives and our other employees.

Awards for certain proxy officers are subject to specified limits and contingent on the company satisfying a performance goal under our shareowner-approved Internal Revenue Code Section 162(m) Annual Incentive Plan for Covered Executives.
Focus executive officers and organizations they lead on achieving key annual financial and operational goals and objectives that drive overall performance and reward for successful performance.
AIP payments were calculated using a predetermined formula based on company and business unit performance metrics established at the beginning of the year, plus personal performance results.

2017 AIP payments for the NEOs were between 164% and 188% of target.

25% of TDC	22% of TDC
Long-term Incentive Plan (LTIP) (2)
Equity-based compensation: amount realized, if any, dependent on company achieving long-range financial goals and sustained or increased stock price.

LTIP opportunity delivered through:

- Time-based RSUs (50% of total LTIP award):

Focus proxy officers on achieving and sustaining longer-term business results and reward performance.

Performance-based RSUs motivate officers to achieve three-year financial goals that are expected to lead to increased shareholder value; annual grants with overlapping performance periods reward sustained performance over the long-term.

The NEOs (with the exception of Mr. Quinn) received LTIP grants in February 2017 with a grant date fair value, determined at target, ranging from 193% to 537% of base salary, according to established formulas.

Amounts actually earned will vary based on stock price and corporate performance.

57% of TDC	47% of TDC
Vest in equal annual installments over a three-year service period. Award settled in Class A shares of company stock. Dividends accrue and paid only upon vesting.
- Performance-based RSUs (50% of total LTIP award):

Shares eligible for vesting based on achievement of Internal Revenue Code Section 162(m) performance goal and company performance against three-year cumulative cash generation and relative total shareholder return (TSR) goals.
TSR performance RSUs comprise 100% of total performance-based RSUs.
Vest shortly after the end of three-year performance period.
Award settled in Class A shares of company stock.
Dividends accrue and paid only upon vesting.

COMPENSATION DISCUSSION AND ANALYSIS

Component		Key Features	Objectives	Principal 2017 Actions
CEO (1)	NEOs (excluding CEO)
OTHER COMPENSATION
Benefits
Additional elements defined by local practice including medical and other insurance benefits, pension and other long-term savings plans, and post-employment compensation.

Cost of health and welfare benefits partially borne by employees, including executive officers.
			Intended to provide competitive benefits that promote employee health, financial security, and income security in the event of an executive’s involuntary termination.	No significant changes to programs in 2017.

Limited Perquisites		Financial counseling assistance valued at up to $10,000 per year per executive officer.	Intended to provide assistance to executives in making strategic decisions regarding their financial and tax arrangements.	No significant changes to program in 2017.
(1)	For 2017, this represents the average of the annualized compensation packages of Mr. Casey and Mr. Quinn our two full-time Chief Executive Officers. Mr. Johnston, as Interim Chief Executive Officer, had a compensation arrangement that excluded participation in the Company's short-term cash incentive plan and the long-term equity plan, therefore we excluded him from the above disclosure.
(2)	Excludes the Integration Incentive Award as that was a one-time special award related solely to the Cristal Transaction and is not part of the long-term compensation program.

We combine the aforementioned elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives, but do not reward failure to perform on these objectives, and align the interests of our executive officers and other senior personnel with those of our shareholders.

We utilize the particular elements of compensation described above because we believe that it provides a mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of financial security, while motivating him or her to focus on business metrics that will produce a high level of short-term and long-term performance for Tronox that will create value for shareholders. Our compensation mix, which includes short-term and long-term incentives as well as time and performance vesting features, is competitive and reduces the risk of recruitment of our top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term and long-term financial and stock performance. All incentives are intended to be aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market. For purposes of compensation competitiveness, the competitive market consists of our current peer group as described previously under “The Executive Compensation Process – Competitive Market Overview.”

The HRCC focuses on the total compensation opportunity for each NEO but also on the mix of compensation. A substantial portion of the compensation opportunity beyond base salary is at-risk and must be earned based upon achievement of annual and long-term performance goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on such NEO’s position and the opportunity for that position to influence performance outcomes; the relative levels of compensation are based on differences in the levels and scope of responsibilities of the NEOs. Generally, the more senior the level of such NEO and the broader his or her responsibilities, the greater the amount of pay opportunity that is variable.

COMPENSATION DISCUSSION AND ANALYSIS

The relationship between fixed and variable pay in our compensation program is illustrated by the following charts which show the relative portions of base salary, target annual incentive, and the target value of equity awards that, in aggregate, comprised the 2017 fiscal year target total direct compensation of our CEO and of our other NEOs.

Components of Compensation

Base Salary

We consider base salary an element of total compensation that is tied to job responsibility and individual contributions to our success and is intended to attract and retain highly talented executive officers. While the HRCC uses benchmark statistics to guide it in its decisions regarding levels of base salary, it has considerable discretion and considers the experience, tenure and recent individual performance of our NEOs when making decisions regarding base salary. During 2017, after reviewing the current industry and business climate, the HRCC determined not to give merit increase to any of the NEOs.

2017 Short-term Incentive Plan

For 2017, Tronox’s executive officers were eligible to receive cash awards under the 2017 Annual Incentive Plan. This plan is covered under the Tronox Limited Annual Performance Bonus Plan that was approved by shareholders in May 2013.

The size of the target incentive payable to each executive officer is set as a percentage of each executive officer’s base salary (the “Target Percentage”). The target incentive is paid for achieving the targeted objectives described below. The threshold level of performance pays 50% of target and achieving maximum performance pays 200% of target. The Target Percentage for Mr. Quinn, our new CEO, is 125% of his base salary and the Target Percentage for the other NEOs range from 70% to 75% of base salary. The HRCC considered the input of our CEO, FW Cook and benchmark statistics when setting the Target Percentage for each executive officer (other than the CEO) for 2017.

On February 2, 2017, the HRCC established the overall Tronox 2017 performance goals and metrics under the Annual Incentive Plan and the portion of the incentive attributable to the achievement of each performance goal. While many of the overall Tronox components of the Annual Incentive Plan were similar to 2016, such as adjusted EBITDA and cumulative cash generation, we also continued our focus on safety and people. For 2017, we emphasized performance goals that the HRCC believes will benefit our shareholders the most. As such, operating metrics comprise 80% of the total plan. The overall Company goals for 2017 included adjusted EBITDA (weighted at 60%), cumulative cash generation from our TiO2 operational excellence initiative (weighted at 20%), and safety (weighted at 20%).

We chose these measures because we believe they motivate our executives to drive Company and business unit growth and profitability. To reflect performance above or below targets, adjusted EBITDA, cumulative cash generation, and safety goals each have sliding scales that provide for annual incentive bonus payouts greater than the target bonus if results are greater than target (up to a maximum 200% payout) or less than the target bonus if results are lower than the target (down to a threshold of 50% of target payout, below which the payout would be $0).

COMPENSATION DISCUSSION AND ANALYSIS

At its February 2, 2017 meeting, the committee set final 2017 goals based on the following objectives:

Overall Tronox Results		Threshold	Target	Maximum
Objective	Weighting	50%	100%	200%
Adjusted EBITDA	60%	20% lower than Budget	Meet Tronox Budget	20% better than Budget
Cash Generation	20%	20% lower than Budget	Meet Tronox Budget	20% better than Budget
Safety	20%	Injuries 10% greater than Target	DIR of 0.36 TRIFR of 0.78	Injuries 20% fewer than Target

In addition, each NEO has a portion of their incentive tied to individual performance and our Executive Vice President also has a portion of his incentive tied to the performance of the TiO2 business unit. The components of annual incentive for each of the NEOs are as follows:

At the February 8, 2018 HRCC meeting, our CEO presented the actual results for the Company and a discussion took place about the results. The actual 2017 results versus the AIP metrics were as follows:

Overall Tronox 2017 AIP Metrics					2017 Actual Results (1)	Performance Result	Weighted Performacne Results %
	Payout Level	Threshold 50%	Target 100%	Maximum 200%
Objective	Weighting
Tronox Adjusted EBITDA	60%	$319	$399	$479	$524	200.0%	120.0%
2017 Cumulative Cash Generation	20%	$114	$154	$197	$165	125.6%	25.1%
Safety DIR	10%	DIR ≥ 0.39	DIR = 0.35	DIR ≤ 0.31	0.25	200.0%	20.0%
Safety TRIFR	10%	TRIFR ≥ .84	TRIFR = .77	TRIFR ≤ .70	0.55	200.0%	20.0%
						Total Payout	185.1%
(1)	Includes Tronox Alkali results through August 31, 2017.

Adjusted EBITDA is defined consistently with the results shared publicly each quarter in our quarterly earnings announcement. Given that the second quarter of 2016 was the starting point for the TiO2 price recovery, the HRCC set the Company’s overall adjusted EBITDA performance metric for 2017 to be higher than 2016’s actual performance based on a budgeted increase of over 60% in the adjusted EBITDA from TiO2.

Cumulative cash generation has also been defined consistently, with the results shared publicly at every six month beginning with December 31, 2015 and continuing through December 31, 2017. As the Company has previously disclosed, we targeted our multi-year cost reduction and working capital reduction program to generate cumulative cash of approximately $600 million for the three-year period 2015-2017. For the two-year period ended December 31, 2016, the Company’s cost reduction and working capital reduction program generated cumulative cash of $486 million. As such, the HRCC believed that a 2017 target cumulative cash generation figure of $154 million was appropriate and sufficiently incentivized our NEOs as this would result in a total cumulative cash generation amount of $640 million.

We used two metrics to assess our safety performance in 2017: (1) our disabling injury frequency rate (DIR) for both Tronox employees and contractors per 200,000 hours worked, and (2) our total recordable injury frequency rate (TRIFR) for both Tronox employees and contractors per 200,000 hours worked.

On February 8, 2018, the HRCC approved the overall Tronox results as described above for 2017 with a 185.1% payout level.

COMPENSATION DISCUSSION AND ANALYSIS

The HRCC evaluated Mr. Quinn’s efforts and achievements during the one month period in which he served as our Chief Executive Officer. The HRCC determined that Mr. Quinn was performing as expected and therefore warranted a payment of 100% of target on the individual performance metric but only for the one month period he was employed by us.

Mr. Quinn evaluated Mr. Carlson’s efforts and achievements relative to the individual performance objectives that were established for him at the beginning of the year. Mr. Quinn recommended, and the HRCC concurred, that Mr. Carlson performance met the objectives established for him during 2017. In recognition, the HRCC determined that Mr. Carlson warranted a payment of 100% of target on the individual performance metric.

Mr. Quinn evaluated Mr. Turgeon’s efforts and achievements relative to the individual performance objectives that were established for him at the beginning of the year. Mr. Quinn recommended, and the HRCC concurred, that Mr. Turgeon exceeded such performance objectives which primarily related to the cost reductions achieved from the Company’s multi-year program to reduce spending while simultaneously increasing quality and production volume while achieving safety performance that exceeded his performance targets. In recognition of his accomplishments, the HRCC determined that Mr. Turgeon warranted a payment of 200% of target on the individual performance metric.

Mr. Quinn evaluated Mr. Muglia’s efforts and achievements relative to the individual performance objectives that were established for him at the beginning of the year. Mr. Quinn recommended, and the HRCC concurred, that Mr. Muglia warranted a payment of 80% of target on the individual performance metric.

Mr. Quinn evaluated Dr. Van Niekerk’s efforts and achievements relative to the individual performance objectives that were established for him at the beginning of the year. Mr. Quinn recommended, and the HRCC concurred, that Dr. Van Niekerk met his individual performance objectives during 2017. In recognition, the HRCC determined that Dr. Van Niekerk warranted a payment of 100% of target on the individual performance metric.

The final payments are determined by combining the overall Tronox results and the individual results along with other adjustments made by the HRCC. The award for 2017 performance for each NEO is shown below.

2017 AIP Payments
		Overall Tronox Results			TiO2 Business Unit Results			Individual Performance
Executive	Target Award	Weighting	Result	Amount	Weighting	Result	Amount	Weighting	Result	Amount	Total Payment
Jeffry N. Quinn (1)	$110,578	80%	185.1%	$163,743				20%	100%	$22,138	$185,881
Timothy C. Carlson	$364,000	80%	185.1%	$539,011				20%	100%	$72,873	$611,884
Jean-François Turgeon	$450,000	20%	185.1%	$166,590	60%	185.1%	$500,000	20%	200%	$179,860	$846,450
Richard L. Muglia	$349,036	80%	185.1%	$516,853				20%	80%	$55,915	$572,768
Willem Van Niekerk	$347,342	80%	185.1%	$514,344				20%	100%	$69,538	$583,882
(1)	Mr. Quinn’s 2017 target award has been pro-rated for his 1 month of employment which commenced on December 1, 2017.
(2)	Mr. Casey did not receive a 2017 AIP payment as a result of his retirement as Chief Executive Officer on May 15, 2017.
(3)	Mr. Johnston was not a participant in the Company’s AIP program during the time he served as our Interim Chief Executive Officer.

Long-Term Incentive Program

We provide a long-term incentive opportunity to motivate and reward our executive officers for contributions in driving our overall performance. The amounts of the grants were determined by a pre-established formula (unchanged since the original appointment of each executive) that was formulated using competitive market data. The initial Target LTIP award for our new CEO, Mr. Quinn, is defined in his employment agreement and shall be $3,400,000 for his 2018 award and for all subsequent years his annual award shall be made under the same terms and conditions as those for other senior executives and not guaranteed. The LTIP awards for the participants are tied to a percentage of their base salary, which was equal to 150% for each of the other NEOs. Target percentage is defined as the initial grant value on the date of grant. Awards are provided under the Company’s Management Equity Incentive Plan (“Equity Incentive Plan”). Since 2015, we have granted RSUs consistently throughout all jurisdictions in which we operate. We believe RSUs provide value based on the NYSE value of our shares without any discount, but there is the risk that some or all of the granted RSUs will not vest if the executive does not remain employed with us, and with respect to performance-based RSUs, if performance is not achieved. Time-based RSUs vest one-third on each of the first three anniversaries of the

COMPENSATION DISCUSSION AND ANALYSIS

date of grant. Dividends on both time-based RSUs and performance-based RSUs are accumulated and paid only when the RSUs vest. Dividends will not be paid in the event that such RSUs do not vest. Time-based RSUs are intended to incentivize executives to create shareholder value through share price appreciation, and provide an employee retention incentive. We believe performance-based RSUs provide value by linking the award vesting and payments to the long-term results of the Company.

2017 Long-Term Incentive Program

On February 2, 2017, the HRCC granted long-term incentives using a mix of performance-based RSUs and time-based RSUs to each of the NEOs. The 2017 grant (dated February 2, 2017) to our NEOs was allocated as follows:

AWARD TYPE	PERCENTAGE
Performance-based Restricted Share Units	50%
Time-based Restricted Share Units	50%

Details of the long-term incentives granted during 2017 are shown below:

•	100% of performance-based RSUs are tied to our ranking of relative TSR versus the companies in the 2017 Peer Group over a three-year measurement period. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable TSR payout percentage. TSR payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.
THREE-YEAR TOTAL RELATIVE SHAREHOLDER RETURN RANKING	PAYOUT PERCENTAGE
65th percentile (Maximum)	200%
50th percentile (Target)	100%
35th percentile (Threshold)	25%
Below 35th percentile	0%

We believe this TSR metric will better focus our NEOs on the achievement of long-term growth in the business and building shareholder value. This metric will replace the cumulative cash generation metric used in 2016 for our performance-based RSU awards. In addition, the HRCC recognized that it was no longer appropriate for our NEOs to have their compensation tied to the same performance metric for both the long-term equity incentive program and the annual cash incentive plan which further supported the replacement of the cumulative cash generation metric under the long-term equity incentive plan.

2017 Transaction Integration Award

On February 21, 2017, the HRCC created an Integration Incentive Award program in connection with the Cristal Transaction. Under this program, one-time grants were made in order to incentivize select employees to achieve synergies following the Cristal Transaction, and to further align the compensation of these employees to the value created for shareholders by the Cristal Transaction. The performance-based restricted share units (“Award RSUs”) granted under this program are subject to vesting terms based upon the achievement of at least 80% of the publicly announced synergies from the Cristal Transaction by the date that is two years following the closing of the Cristal Transaction (the “Vesting Date”). The Award RSUs will vest as follows: upon the achievement of at least 80% of the publicly announced synergies from the Cristal Transaction by the Vesting Date, 50% of the Award RSUs granted will vest, with pro rata additional vesting up to 100% vesting upon the achievement of 100% of the publicly announced synergies from the Cristal Transaction by the Vesting Date. The synergy target for purposes of this award is $225 million during the 24 months following the closing of the Cristal Transaction. If the Cristal Transaction does not close by July 1, 2018, then the Award RSUs granted will be forfeited.

Pursuant to the awards program, on February 21, 2017, the HRCC approved the first series of awards to six executive employees using a share price of $18.675 per share, which was the average of the opening and closing trading prices for the Company’s Class A Shares on February 21, 2017. Further one-time grants under the program were made during 2017 as additional employees with significant integration responsibilities were identified. Mr. Quinn, who will have overall responsibility for delivering on the post Cristal acquisition synergies, was granted 115,000 Award RSUs under the terms of his employment agreement on December 1, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

The following table shows a summary of the Award RSUs granted to the Company’s named executive officers pursuant to the Plan during 2017:

Name	Number of Award RSUs Granted
Thomas Casey (1)	240,964
Jean-François Turgeon	160,643
Jeffry N. Quinn	115,000
Timothy C. Carlson	107,096
Willem Van Niekerk	107,096
Richard L. Muglia	107,096
(1)	On May 25, 2017 (the date of Mr. Casey’s passing), a pro-rated portion of the award (65,464 shares) vested in accordance with the terms of the award agreement. The balance of the award of 175,500 RSUs was cancelled.

Results for Performance Period Ended December 31, 2017

During the first quarter of 2018, the performance-based shares from the February 2015 long-term incentive plan, covering the 2015 to 2017 performance period vested. The actual payout was calculated as follows:

•	The TSR shares vest based upon the percentile rank of our TSR (share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2015 to December 31, 2017 as compared to the TSR peer group. The TSR peer group for this performance grant was comprised of the companies contained in the S&P GICS Chemical index and the S&P Metals & Mining index. The actual number of shares that will vest will be equal to the aggregate number of shares granted multiplied by the applicable TSR payout percentage. Our actual TSR over the three-year performance period was 16.9% which resulted in a percentile ranking at the 50th percentile and therefore we achieved “target” performance and 100% of the granted shares vested.
•	The return on capital employed (“ROCE”) shares vest based on our ROCE versus our Weighted Average Cost of Capital (“WACC”) over the three-year measurement period of January 1, 2015 to December 31, 2017. The actual number of shares that will vest will be equal to the aggregate number of shares granted multiplied by the applicable ROCE payout percentage. Our ROCE was calculated at -3% versus our WACC of 9%, therefore none of the ROCE performance shares granted in 2015 vested.

2018 Long-Term Incentive Program

In 2017, we began utilizing Total Shareholder Return (TSR) as the sole metric for performance based awards. This decision was made for several reasons. First, Cumulative Cash Generation, one of two performance metrics used in 2016 in addition to TSR was nearing the end of its three year performance period (2015 – 2017). Second, utilizing other company specific financial metrics such as earnings per share proved to be challenging given market conditions. And third, following discussions with our Class A shareholders and comments received from proxy advisory firms, we wanted to place greater emphasis on TSR in order to focus our NEOs on achievement of long-term growth in the business and building shareholder value.

The main advantage to utilizing TSR as a singular metric is the clear alignment with shareholders. A major disadvantage, however, is the influence external factors have on the price of the stock which are beyond management’s control (both positive and negative) and not necessarily reflective of operational and financial results.

For 2018, with a view to more stable financial metrics, the performance-based awards will utilize a combination of financial and operational performance metrics coupled with a TSR modifier. This represents a more balanced approach, creating better line of sight to the key metrics our NEOs are able to influence, while still incorporating shareholder return into the incentive plan design.

The 2018 long-term incentive plan maintains the same vesting schedule and the same allocation between time-based and performance-based RSUs.

On February 8, 2018, the HRCC granted long-term incentives using a mix of performance-based RSUs and time-based RSUs to each of the NEOs. The 2018 grant (dated February 8, 2018) to our NEOs was allocated as follows:

COMPENSATION DISCUSSION AND ANALYSIS

AWARD TYPE	PERCENTAGE
Performance-based Restricted Share Units	50%
Time-based Restricted Share Units	50%

Details of the long-term incentives granted during 2018 are shown below:

•	50% of the performance-based RSUs are tied to Earnings per Share (“EPS”) change over the three-year measurement period of January 1, 2018 to December 31, 2020. The Company does not currently have, nor are there any plans for, a share buy-back program that would influence the EPS growth target. The EPS growth target is only based on operating results over the three-year period. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable EPS payout percentage as further modified by the TSR modifier discussed below. The EPS payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.
THREE-YEAR EPS Change	EPS PAYOUT PERCENTAGE (50% weighting)
$1.90 or higher (Maximum)	200%
$1.58 or higher, but lower than $1.90 (Target)	100%
$1.26 or higher, but lower than $1.58 (Threshold)	25%
Below $1.26	0%
•	50% of the performance-based RSUs are tied to Operating Return on Net Assets (“ORONA”) over the three-year measurement period of January 1, 2018 to December 31, 2020. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable ORONA payout percentage as further modified by the TSR modifier discussed below. The ORONA payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.
THREE-YEAR ORONA	ORONA PAYOUT PERCENTAGE (50% weighting)
19.9% or higher (Maximum)	200%
16.6% or higher, but lower than 19.9% (Target)	100%
13.3% or higher, but lower than 16.6% (Threshold)	25%
Below 13.3%	0%
•	The following table shall be used to determine the TSR modifier
Three-Year Total Shareholder Return Ranking	Modifier Factor Applied to Performance Payout Percentage
75th percentile or higher (Maximum)	1.25x
62.5th percentile or higher, but lower than 75th percentile (Above Target)	1.10x
37.5th percentile or higher, but lower than 62.5th percentile (Target)	1.00x
25th percentile or higher, but lower than 37.5th percentile (Threshold)	0.90x
Below 25th percentile (Below Threshold)	0.75x
•	The percentile of the “Total Shareholder Return” (defined as Share price appreciation plus dividends reinvested) shall be the Company’s Total Shareholder Return for the Measurement Period as compared to the Total Shareholder Return for the companies, without replacement, as shown below (as such list may be amended by the Committee, the “Peer Group”).
•	The starting price for each company shall be the average of the closing price for each trading day within the thirty (30) trading days ending on the day before the first day of the Measurement Period; and the ending stock price for each company shall be the average of the closing prices for each trading day within the thirty (30) trading days ending on the last day of the Measurement Period.
•	The 2017 Peer Group (excluding Chemtura Corporation) is being used for purposes of this performance-based award as the 2018 Peer Group was only approved to be utilized following the closing of the Cristal transaction. The 2017 Peer Group is comprised of the following companies: A. Schulman, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

(SHLM); Albemarle Corp. (ALB); Cabot Corp. (CBT); Celanese Corp. (CE); The Chemours Company (CC); Cliffs Natural Resources, Inc. (CLF); Eastman Chemical Company EMN); Ferro Corp. (FOE); Huntsman Corp. (HUN); Koppers Inc. (KOP); Materion Corp. (MTRN); SunCoke Energy Inc. SXC); Teck Resources Ltd. (TECK); and Tredegar Corp. (TG).

•	The TSR Modifier shall be applied to both the EPS and ORONA payout percentages, provided that the maximum number of Performance RSUs that may become vested shall not exceed 200% of target.

Perquisites and Other Benefits

Each executive officer is eligible to receive a financial counseling benefit. Under this plan, each executive officer will be eligible for up to $10,000 per year to assist with financial planning, estate planning, and tax preparation. Amounts paid pursuant to this plan are taxable to the executive and are included in the Summary Compensation Table in the All Other Compensation column.

During 2015, Dr. Van Niekerk spent a substantial amount of time in South Africa. During such time, his wife travelled with him and the Company provided airfare and related travel expenses for Dr. Van Niekerk’s wife. The incremental cost to the Company was $11,081. Amounts paid pursuant to this plan are taxable to the executive and are included in the Summary Compensation Table in the All Other Compensation column.

In 2016, due to the complex nature of his international tax situation, Dr. Van Niekerk was reimbursed for a portion of his tax preparation assistance payment of $17,266.

During 2017, the Company made a one-time payment of $50,000 to Mr. Quinn under the terms of his employment agreement. Such amount was used by Mr. Quinn to defray the cost of temporary housing in Stamford, Connecticut and for closure costs related to his former office in St. Louis, Missouri.

In addition, Mr. Casey was eligible to use a Company-provided aircraft for personal use. Amounts paid pursuant to this plan are taxable to the executive and the incremental cost to the Company ($9,983 in 2017) of personal use of our corporate aircraft, which is included in the Summary Compensation Table in the All Other Compensation column, is based on the variable operating costs to us, which includes: (i) landing, ramp and parking fees and expenses; (ii) crew travel expense; (iii) supplies and catering; (iv) aircraft fuel and oil expenses per hour of flight; (v) and customs, foreign permit, and similar fees; (vi) crew travel; and (vii) passenger ground transportation. Because our aircraft is used primarily for business travel, this methodology excludes fixed lease costs that do not change based on usage. All personal usage of the Company-provided aircraft is taxable to Mr. Casey and is calculated in accordance with the U.S. Internal Revenue Service’s Standard Industry Fare Level formula.

All our U.S. employees, including our U.S. executive officers, are covered by Company provided life insurance. The premiums paid for such life insurance coverage are included in the Summary Compensation Table in the All Other Compensation column.

We do not provide any other perquisites and typically only provide tax gross-ups for taxable relocation costs.

U.S. Savings & Retirement Plans

All our U.S. employees, including our U.S. executive officers, are eligible to participate in our savings plans. These plans are intended to provide our employees, including our executive officers, with the opportunity to save for retirement and have the Company contribute to these savings.

We sponsor a tax-qualified retirement savings plan (the “Savings Plan”) pursuant to which all our U.S.-based employees, including our U.S. based executive officers, are able to contribute the lesser of up to 85% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. During 2016, the Company matched 100% of the first 6% of pay that each employee contributed. In addition, there was a discretionary profit sharing Company contribution to the Savings Plan of 6% of employee’s eligible compensation. All contributions to the Savings Plan, as well as any Company matching contributions, are fully vested upon contribution. For employees hired after January 1, 2012, the vesting period for profit sharing contributions is three years.

In addition to the Savings Plan, U.S. executive officers and certain other eligible executives can participate in a nonqualified retirement savings plan (the “Savings Restoration Plan”). Pursuant to the Savings Restoration

COMPENSATION DISCUSSION AND ANALYSIS

Plan, the Company will contribute at the appropriate level to the Savings Restoration Plan on a before-tax basis any amounts that would be provided under the Savings Plan but for limitations imposed by the Internal Revenue Code on qualified retirement plans. Also, U.S. executive officers and certain other eligible executives can participate in a nonqualified deferred compensation plan, which allows deferral of up to 20% of base salary and annual bonus.

Tronox also sponsors a qualified defined benefit retirement plan (the “Qualified Plan”) for its U.S. employees, which was frozen in April 2009, following Tronox Incorporated’s filing for Chapter 11 bankruptcy protection. As part of Tronox’s Plan of Reorganization, the Qualified Plan is frozen going forward and the Savings Plans are our sole employee retirement plans. Mr. Romano is the only NEO participating in this plan as described in the Pension Benefits as of December 31, 2016 table.

Other Compensation Practices

Compensation Recoupment Policy

The Company has adopted a recoupment or “claw-back” policy for executives, including all the NEOs. This policy allows for claw-back of incentive compensation, from both the annual and long-term plans, if payments pursuant to those plans were based on financial results that were subsequently restated due to fraud or intentional misconduct and the payment was greater than it would have been if calculated based on the accurate financial statements.

New Hire Incentives

On December 1, 2017, Tronox hired Jeffry N. Quinn to serve as our President and Chief Executive Officer. In connection with the commencement of his employment, Mr. Quinn was granted a one-time special Integration Incentive Award in connection with the Cristal Transaction of 115,000 RSUs. Details regarding this award can be found above under “2017 Transaction Integration Award.”

Retirement Agreement

In connection with Mr. Casey’s retirement from the position of Chief Executive Officer, effective as of May 15, 2017, the Company and Mr. Casey entered into a first amendment (the “Amendment”) to the amended and restated employment agreement dated as of August 14, 2014, by and between Mr. Casey, the Company and Tronox LLC (the “Casey Employment Agreement”). Pursuant to the Amendment, the definition of “retirement” included in the Casey Employment Agreement was revised so that Mr. Casey could exercise his right to retire at or after age 65 by retiring from the position of Chief Executive Officer of the Company, and if so desired by Mr. Casey and the Company, continuing to serve as the Company’s Chairman of the Board of Directors. All other terms and conditions set forth in the Casey Employment Agreement remained in full force and effect.

In connection with Mr. Casey’s retirement as the Company’s Chief Executive Officer, the Company entered into a retirement agreement with Mr. Casey, dated as of May 15, 2017 (the “Retirement Agreement”). Pursuant to the Retirement Agreement, the Company and Mr. Casey agreed that Mr. Casey’s retirement would be effective as of May 15, 2017 (the “Effective Date”), and that Mr. Casey would continue to serve as Chairman of the Board commencing on the Effective Date. The Retirement Agreement provided for an annual salary of $600,000, and further provided that Mr. Casey would continue to serve as Chairman until the earlier of such time as Mr. Casey voluntarily elects to resign; is removed by the Board of the Company; or is no longer able to serve due to death or disability. Mr. Casey retired as Chief Executive Officer for health reasons on May 15, 2017 and passed away on May 25, 2017.

Interim CEO Agreement

In connection with Mr. Johnston’s appointment as the Company’s Interim Chief Executive Officer, the Company entered into an Interim Chief Executive Officer Agreement (the “Interim CEO Agreement”) with Mr. Johnston, dated as of May 15, 2017 (the “Effective Date”). Pursuant to the Interim CEO Agreement,

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Johnston would serve as Interim Chief Executive Officer until the earlier to occur of (i) the one-year anniversary of the Effective Date, or (ii) the date on which a permanent Chief Executive Officer commences employment with the Company, unless earlier terminated in accordance with the terms of the Interim CEO Agreement. Mr. Johnston was entitled to receive an annual salary of $1,000,000 while serving as Interim Chief Executive Officer, and was entitled to earn a cash bonus of up to $1,000,000 determined by the HRCC. Mr. Johnston received reasonable housing, travel and automobile reimbursement and he was provided with vacation and other benefits and programs commensurate with those provided to other senior executive employees of the Company.

In the event Mr. Johnston’s employment was terminated by the Company without cause or if he resigned with good reason (in each case as defined in the Interim CEO Agreement), Mr. Johnston would be entitled to accrued benefits and continuation of his base salary for the remainder of the term. The Interim CEO Agreement also subjects Mr. Johnston to certain non-competition and non-solicitation covenants.

Pursuant to the Interim CEO Agreement, Mr. Johnston’s employment as Interim Chief Executive Officer ended upon the appointment of Mr. Quinn as the permanent President and Chief Executive Officer of the Company on December 1, 2017. At that time, the HRCC reviewed Mr. Johnston’s performance and awarded him the full $1,000,000 cash bonus set forth in his Interim CEO Agreement based upon his leadership in connection with, among other things,: (i) the successful sale of the Tronox Alkali business; (ii) the consummation of the $3.150 billion debt refinancing; and (iii) the secondary sale by Exxaro of 22,425,000 Class A shares.

Deductibility of Executive Compensation

As part of their roles, the HRCC and the Board of Directors historically reviewed and considered the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provided that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless such compensation qualifies for the “performance-based exemption” provided for under Section 162(m). While, the Board of Directors and the HRCC have historically sought to preserve deductibility of compensation paid to the named executive officers to the extent permitted by law, the Company retained the flexibility to provide nondeductible compensation arrangements it believes were necessary to recruit, incentivize and retain its executives. Recent changes in US tax laws eliminated the “performance based” exception, and the limitation on deductibility has been expanded to include all executive officers. As a result, beginning in 2018, we may no longer be able to deduct compensation paid to our named executive officers in excess of $1 million. The Company does not intend to change its pay-for-performance approach to awarding executive pay as a result of the tax reform.

Annual Equity Grant Timing Practices

We make equity grants to our NEOs under our shareholder-approved Equity Incentive Plan on pre-established dates pursuant to our equity grant guidelines. Each year, the HRCC approves the annual awards to our NEOs and other direct reports of our CEO at its regularly-scheduled February meeting. The HRCC has delegated authority to our CEO to make annual grants, within certain parameters, to all other LTIP eligible employees, and at quarterly intervals to newly hired or newly promoted LTIP eligible employees as required. The grant date varies each year, but is always before the end of the month in which the grants were approved by the HRCC. The grant price is the “fair market value” of a share of our Class A Shares on the grant date, which we define as the closing price on the New York Stock Exchange on the grant date.

Post Termination and Change of Control

The Australian Corporations Act restricts the benefits that can be given to individuals who hold “managerial or executive office” on cessation of their employment or loss of their office with Tronox Limited or its related bodies corporate. Under the Australian Corporations Act, Tronox Limited (and certain of its affiliates) may give a person a benefit in connection with their ceasing to hold managerial or executive office in Tronox Limited or a related body corporate only if the giving of the benefit is approved by shareholders in accordance with the requirements of the Australian Corporations Act or an exemption applies. The giving of certain benefits was approved for this purpose in 2012.

In the case of Tronox Limited, a managerial or executive office is an office of Director, or any other office or position related to the management of Tronox Limited’s affairs that is held by a person who also holds an office of Director of Tronox Limited or a related body corporate.

COMPENSATION DISCUSSION AND ANALYSIS

We will be obligated to make certain payments to our executive officers and/or accelerate the vesting of their equity awards upon a termination of their employment, including termination of their employment in connection with a Change of Control. For further details on these arrangements, please refer to the sections “—Potential Payments upon Termination” and “—Employment Agreements.”

We offer the benefits provided by the employment agreements, the retirement plans and awards granted under the Tronox Limited Equity Incentive Plan upon a change of control in order to be competitive with other employers who provide similar or enhanced benefits and to diminish the potential distraction due to personal uncertainties and risks that are inevitable in a Change of Control situation or threat. We believe that maintaining such benefits will help keep the management team focused on our performance and the benefit to the shareholders in the event of a Change of Control.

Risk Assessment and Monitoring

The HRCC has analyzed and continues to monitor whether our compensation practices with respect to executive officers or any of our employees create incentives for risk-taking that could harm Tronox or its business. Our compensation programs and policies mitigate risk and guard against undue risk-taking through careful balancing of short-term and long-term incentive compensation opportunities and by employing different and diverse performance measures in each compensation plan. The combination of performance measures for annual bonuses and the equity compensation programs as well as the multiyear vesting schedules for equity awards encourage employees to maintain both a short and a long-term view with respect to company performance. The HRCC has determined that none of our compensation practices creates a risk that is reasonably likely to have a material adverse effect on the Company.

Human Resources and Compensation Committee Report

The HRCC of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the HRCC has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017. This report is provided by the following independent Directors, who comprise the HRCC.

Wayne A. Hinman (Chairman)
Daniel Blue
Sipho Nkosi

COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2017

The following table sets forth the total compensation for the years ended December 31, 2017, December 31, 2016, and December 31, 2015 for our chief executive officer, our chief financial officer and our three most highly compensated other executive officers who were serving as executive officers as of December 31, 2017.

Name and Principal Position	Year	Salary ($) (1)(2)	Bonus ($)	Stock Awards ($)(3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Jeffry N. Quinn President and Chief Executive Officer	2017	88,462	0	2,814,050		0	185,881	—	58,259	3,146,652
Timothy C. Carlson Senior Vice President and Chief Financial Officer	2017	520,000	0	3,087,559		0	611,884	—	80,160	4,299,603
	2016	90,000	0	137,800		91,000	—	17,460	336,260
Jean-François Turgeon Executive Vice President and Chief Operating Officer	2017	600,500	0	4,284,340		0	846,450	—	169,404	5,900,964
	2016	600,000	0	952,989		0	714,000	—	117,007	2,383,996
	2015	625,975	0	994,506		0	301,500	—	262,420	2,184,401
Richard L. Muglia * Former Senior Vice President, General Counsel and Secretary	2017	498,623	0	3,046,364		0	572,768	—	128,507	4,246,262
Willem Van Niekerk Senior Vice President, Strategic Planning & Business Development	2017	496,203	0	3,041,692		0	583,882	—	192,966	4,314,743
	2016	496,203	0	791,971		0	516,000	—	174,062	1,978,236
	2015	515,288	0	822,422		0	204,000	—	205,689	1,747,399
Thomas Casey Former Chairman and Chief Executive Officer	2017	412,615	0	10,218,123	**	0	0	—	1,114,940	11,745,678	**
	2016	1,030,000	0	3,419,612		0	2,395,000	—	314,811	7,159,423
	2015	1,069,615	0	3,768,542		0	1,000,000	—	573,583	6,411,740
Peter B. Johnston Former Interim Chief Executive Officer	2017	634,616	1,000,000	0		0	0	—	169,115	1,803,730
*	Under applicable SEC rules, we have excluded Mr. Muglia’s 2016 and 2015 compensation as he was not a named executive officer during those years.
**	Includes 175,500 Integration Incentive Award RSUs with a grant date fair value of $3,416,985 that were cancelled at the time of Mr. Casey’s passing on May 25, 2017. Excluding these cancelled RSUs, Mr. Casey’s total compensation was $8,328,693.
(1)	During 2015, the Company had 27 bi-weekly pay periods. Therefore, the 2015 salary amounts reported in this column are higher than the actual annual salaries. Both 2016 and 2017 reflect the Company’s normal 26 bi-weekly pay periods.
(2)	Mr. Carlson elected to defer 20% of this base salary during 2017 to our Savings Restoration Plan through the deferral program. This amount of $104,000 is included in this table. Dr. Van Niekerk elected to defer 12% of his base salary during 2017 into our Savings Restoration Plan through the deferral program. This amount of $59,544 is included in this table.
(3)	Amounts reported in this column represent the aggregate grant date fair value for our shares (without a discount to reflect the risk of some or all of the performance vested shares not vesting) in each respective year computed in accordance with the share-based accounting guidance under ASC Topic 718. Further information regarding the 2017 awards is included in the “Grants of Plan-Based Awards During 2017” and “Outstanding Equity Awards at December 31, 2017” tables appearing later in this Proxy Statement. Restricted share units were granted in 2017 rather than restricted shares. Further details related to these awards can be found in the “Long Term Incentive Plan” section in this Proxy Statement. For assumptions for these awards, please see Note 19 to our Consolidated Financial Statements beginning on page 89 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

(4)	Amounts reflected in this column represent the incentive compensation earned for each year’s performance against predetermined objectives. Amounts also include payments that were deferred at the election of the NEOs under the terms of the Savings Restoration Plan. For 2017, Dr. Van Niekerk deferred $116,776.
(5)	None of our NEOs are participants in the Tronox Incorporated Retirement Plan.
(6)	The following table shows the components of “All Other Compensation” in the Summary Compensation Table for the years ended December 31, 2017, December 31, 2016, and December 31, 2015:

ALL OTHER COMPENSATION TABLE

Name	Year	Savings Plan, Discretionary Contribution, and Restoration Plan ($) (1)(2)	Other ($) (3)
Jeffry N. Quinn	2017	7,616	50,643
Timothy C. Carlson	2017	74,160	6,000
	2016	10,200	7,260
Jean-François Turgeon	2017	157,740	11,664
	2016	108,180	8,827
	2015	209,882	52,538
Richard L. Muglia *	2017	121,996	6,512
Willem Van Niekerk	2017	116,896	76,071
	2016	83,071	90,991
	2015	123,534	82,155
Thomas Casey	2017	331,837	783,103
	2016	243,600	71,211
	2015	398,345	175,238
Peter B. Johnston	2017	162,775	6,340
*	Under applicable SEC rules, we have excluded Mr. Muglia’s 2016 and 2015 compensation as he was not a named executive officer during those years.
(1)	The Company match into the U.S. Savings Plan was 100% of the first 6% of employee’s contributions up to the IRC limits for each year and the same match went into the Savings Restoration Plan for all eligible income above the IRC limit.
(2)	The Company made a discretionary contribution of 6% of employee’s earnings into the U.S. Savings Plan up to the IRC limit for each year and the same contribution went into the Savings Restoration Plan for all eligible income above the IRC limit.
(3)	This column reflects all other compensation that is not reported elsewhere. For 2017, these amounts include the following: for Mr. Quinn, $50,000 one-time payment per his employment agreement and $643 for life insurance premiums paid by the Company; for Mr. Carlson, $6,000 for life insurance premiums paid by the Company; for Mr. Turgeon, $5,106 for financial consulting, and $6,558 for life insurance premiums; for Mr. Muglia, $6,514 for life insurance premiums paid by the Company; for Dr. Van Niekerk, $60,000 for housing allowance per his employment agreement, $10,000 for financial counseling, and $6,071 for life insurance premiums paid by the Company; for Mr. Casey, $768,040 in unused vacation and sick time paid at retirement, $9,983 for personal aircraft use valued as the aggregate incremental cost to the Company of a Company-provided aircraft, $4,930 for life insurance premiums paid by the Company, and $150 for other expenses; and for Mr. Johnston, $6,340 for life insurance premiums paid by the Company. We determine the incremental cost of personal use of our corporate aircraft based on the variable operating costs to us, which includes: (i) landing, ramp and parking fees and expenses; (ii) crew travel expense; (iii) supplies and catering; (iv) aircraft fuel and oil expenses per hour of flight; (v) and customs, foreign permit, and similar fees; (vi) crew travel; and (vii) passenger ground transportation. Because our aircraft is used primarily for business travel, this methodology excludes fixed lease costs that do not change based on usage.

COMPENSATION DISCUSSION AND ANALYSIS

GRANTS OF PLAN-BASED AWARDS DURING 2017

The following table provides information on grants of awards to our named executive officers in the fiscal year ended December 31, 2017.

Name	Grant Date	Grant Date Approval (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4) (5)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Jeffry N. Quinn	—		55,289	110,578	221,156
	2/2/2017	2/2/2017								12,520			164,888
	12/1/2017	11/15/2017				57,500	115,000		115,000				2,814,050
Timothy C. Carlson	—		182,000	364,000	728,000
	2/2/2017	2/2/2017				14,807	29,613		59,226	29,613			1,002,400
	2/21/2017	2/21/2017				53,548	107,096		107,096				2,085,159
Jean- François Turgeon	—		225,000	450,000	900,000
	2/2/2017	2/2/2017				17,085	34,169		68,338	34,169			1,156,621
	2/21/2017	2/21/2017				80,322	160,643		160,643				3,127,719
Richard L. Muglia	—		174,518	349,036	398,072
	2/2/2017	2/2/2017				14,198	28,396		56,792	28,396			961,205
	2/21/2017	2/21/2017				53,548	107,096		107,096				2,085,159
Willem Van Niekerk	—		173,671	347,342	694,684
	2/2/2017	2/2/2017				14,129	28,258		56,516	28,258			956,533
	2/21/2017	2/21/2017				53,548	107,096		107,096				2,085,159
Thomas Casey	2/2/2017	2/2/2017				81,633	163,266		326,532	163,266			5,526,554
	2/21/2017	2/21/2017				120,482	240,964	*	240,964				4,691,569	*
Peter B. Johnston	2/2/2017	2/2/2017								12,520			164,888
*	175,500 RSUs, with a grant date fair value of $3,416,985, were cancelled at the time of Mr. Casey’s passing. Mr. Casey’s estate received 65,464 RSUs with a grant date fair value of $1,274,584.
(1)	The HRCC approved the February 2, 2017 grants at its meeting on February 2, 2017. The HRCC approved the February 21, 2017 grants at its meeting on February 21, 2017. The HRCC approved Mr. Quinn’s award at its meeting on November 14, 2017.
(2)	Amounts in these columns reflect the threshold, target and maximum payout levels for the 2017 annual incentive award. Further details regarding these awards can be found in the section titled “Annual Incentive Plan.”
(3)	Amounts in these columns reflect the threshold, target and maximum amount of performance-based units that were granted to the NEOs under the equity program. Performance-based units granted on February 2, 2017 were granted for a three-year performance period with the payout determined at the end of the three-year period based on our relative TSR performance against our peers. Further details regarding these grants can be found in the section titled “Long-term Incentive Program.” Performance-based units granted on February 21, 2017 and December 1, 2017 were granted under the Integration Incentive Award program in connection with the Cristal Transaction. Further details regarding the Integration Incentive Award grants can be found in the section titled “2017 Transaction Integration Award.”
(4)	Amounts in this column represent the number of time-based restricted units granted to the NEOs under the equity program. These units, with the exception of the grant to Mr. Quinn and Mr. Johnston, vest one-third each year on the anniversary of the grant date.
(5)	The units granted to Mr. Quinn and Mr. Johnston on February 2, 2017 represents their annual Board retainer grant and were made to Mr. Quinn and Mr. Johnston prior to them assuming the President and CEO and Interim CEO roles, respectively. Mr. Quinn and Mr. Johnston’s units vest on the first anniversary of the grant date. The grant date fair value is the closing price of our Class A Shares on the grant date. This grant is also included in the table titled “Non-Employee Director Compensation for 2017” under the heading “Stock Awards”.
(6)	The amounts in this column have been calculated in accordance with FASB ASC Topic 718. For the grants made on February 2, 2017, the value is the number of time-based restricted share units granted multiplied by the closing price of our Class A Shares

COMPENSATION DISCUSSION AND ANALYSIS

on the grant date of $13.17, plus the number of TSR performance-based restricted share units granted (100% of the total performance-based restricted share units granted) multiplied by the grant date fair value of $20.68 with was determined using a Monte-Carlo simulation and is 157% of the closing price of our Class A Shares on that date of $13.17. For grants made on February 21, 2017, the value is the number of Integration Synergy performance-based restricted share units granted multiplied by the closing price of our Class A Shares on the grant date of $13.52. For the grant made on December 1, 2017 to Mr. Quinn, the value is the number of Integration Synergy performance-based restricted share units granted multiplied by the closing price of our Class A Shares on the grant date of $24.47.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table shows the number of shares covered by exercisable and unexercisable options and unvested stock awards owned by our named executive officers on December 31, 2017.

	Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jeffry N. Quinn (4)	1/30/2015	—	—	—		2,260	46,353	—	—
	1/29/2016	—	—	—		27,152	556,888	—	—
	2/2/2017	—	—	—		12,520	256,785	—	—
	12/1/2017							115,000	2,358,650
Timothy C. Carlson	10/31/2016	—	—	—		5,350	109,729	8,024	164,572
	2/2/2017	—	—	—		29,613	607,363	29,613	607,363
	2/21/2017	—	—	—		—	—	107,096	2,196,539
Jean-François Turgeon	2/10/2014	33,333	—	21.98	2/10/2024	—	—	—	—
	2/26/2015	—	—	—		7,042	144,431	21,126	433,294
	2/24/2016	—	—	—		78,948	1,619,223	118,420	2,428,794
	2/2/2017	—	—	—		34,169	700,806	34,169	700,806
	2/21/2017	—	—	—		—	—	160,643	3,294,788
Richard L. Muglia	2/25/2013	5,838	—	19.09	2/25/2023	—	—	—	—
	2/10/2014	21,666	—	21.98	2/10/2024	—	—	—	—
	2/26/2015	—	—	—		4,578	93,895	13,732	281,643
	2/24/2016	—	—	—		65,608	1,345,620	98,412	2,018,430
	2/2/2017	—	—	—		28,396	582,402	28,396	582,402
	2/21/2017	—	—	—		—	—	107,096	2,196,539
Willem Van Niekerk	10/26/2012	18,695	—	20.64	10/26/2022	—	—	—	—
	2/25/2013	95,710	—	19.09	2/25/2023	—	—	—	—
	2/10/2014	26,763	—	21.98	2/10/2024	—	—	—	—
	2/26/2015	—	—	—		5,824	119,450	17,470	358,310
	2/24/2016	—	—	—		65,608	1,345,620	98,412	2,018,430
	2/2/2017	—	—	—		28,258	579,572	28,258	579,572
	2/21/2017	—	—	—		—	—	107,096	2,196,539
Thomas Casey (5)	2/25/2013	200,000	—	19.09	5/25/2018	—	—	—	—
	2/10/2014	157,407	—	21.98	5/25/2018	—	—	—	—
Peter B. Johnston (4)	1/30/2015	—	—	—		2,260	46,353	—	—
	1/29/2016	—	—	—		27,152	556,888	—	—
	2/2/2017	—	—			12,520	256,785	—	—

COMPENSATION DISCUSSION AND ANALYSIS

(1)	Option awards generally vest at the rate of one-third per year on the anniversary of the grant date.
(2)	Time-based awards generally vest at the rate of one-third per year on the anniversary of the grant date. Performance-based awards generally vest on the third anniversary of the grant date.
(3)	Market value of shares is based on a share price of $20.51, the closing price of our Class A Shares on December 31, 2017.
(4)	The January 30, 2015 and January 29, 2016 grants to Mr. Quinn and Mr. Johnson were annual director grants and were included in the Non-Employee Director Compensation tables for the years 2015 and 2016 contained in prior year proxy statements. These grants vest at the rate of one-third per year on the anniversary of the grant date. The February 2, 2017 grants to Mr. Quinn and Mr. Johnson are also annual director grants and are included in the Non-Employee Director Compensation table for the year 2017 shown previously in this proxy statement. These grants vest in full on the first anniversary of the grant date.
(5)	The options shown for Mr. Casey are owned and exercisable by his estate, which has one year from the date of his death in which to exercise the options.

OPTION EXERCISES AND SHARES VESTED DURING 2017

The table below provides information regarding the vesting during 2017 of restricted share/unit awards held by our named executive officers. None of our named executive officers exercised stock options during 2017.

	Option Awards		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (1)
Jeffry N. Quinn (2)	—	—	17,988	217,838
Timothy C. Carlson	—	—	2,675	46,545
Jean-François Turgeon	—	—	67,586	1,068,446
Richard L. Muglia	—	—	44,035	744,892
Willem Van Niekerk	—	—	46,847	788,858
Thomas Casey (3)	—	—	1,422,923	26,290,917
Peter B. Johnston (4)	—	—	17,988	217,838
(1)	Amounts reflect the closing price of our stock on the date the shares/units vested.
(2)	The shares acquired on vesting by Mr. Quinn during 2017 are from director stock awards received in 2014, 2015 and 2016 which were disclosed in prior year’s schedules of Non-Employee Director Compensation. The director awards made in 2014, 2015 and 2016 vest ratably over a three year period from the date of grant.
(3)	The shares acquired on vesting by Mr. Casey during 2017 were as a result of: (a) schedule vesting of 215,974 time-based shares from Tronox Management Equity Incentive Plan awards received in 2014, 2015 and 2016; (b) accelerated vesting, as of the date of retirement as CEO on May 15, 2017, of 473,237 time-based shares from Tronox Management Equity Incentive Plan awards received in 2015, 2016 and 2017 in accordance with the terms of the respective grant agreements; (c) accelerated vesting, as of the date of retirement as CEO on May 15, 2017 in accordance with Mr. Casey’s employment agreement, of 668,248 performance shares from Tronox Management Equity Incentive Plan awards received in 2015, 2016 and 2017 assuming the achievement of target performance levels set out in each grant agreement; and (d) pro-rated accelerated vesting, in accordance with the terms of the grant agreement, as of the date of retirement as CEO on May 15, 2017, of 65,464 shares related to the Integration Incentive Award of 240,964 shares Mr. Casey received on February 21, 2017.
(4)	The shares acquired on vesting by Mr. Johnston during 2017 are from director stock awards received in 2014, 2015 and 2016 which were disclosed in prior year’s schedules of Non-Employee Director Compensation. The director awards made in 2014, 2015 and 2016 vest ratably over a three year period from the date of grant.

PENSION BENEFITS

None of our NEOs are participants in the Tronox Incorporated Retirement Plan. We maintain this Qualified Plan and related trust, which were frozen in April of 2009, for all U.S. employees.

As part of Tronox Incorporated’s separation from Kerr-McGee, it established the retirement plan and the trusts related to our retirement plan and accepted the transfer of assets and liabilities from the corresponding trusts for the Kerr-McGee retirement plans. All employees received credit for their service as Kerr-McGee employees prior to the establishment of our retirement plan.

Tronox did not pay any retirement benefits to its NEOs in the fiscal year ended December 31, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

NONQUALIFIED DEFERRED COMPENSATION

All U.S. employees, including our named executive officers, are eligible to participate in our Savings Plan. In addition, we offer a nonqualified deferred compensation plan, known as the Savings Restoration Plan. This plan allows certain employees the ability to defer up to 20% of their base salary and/or their annual incentive award. This plan also provides Company match and profit sharing credits for compensation in excess of the IRS maximum limit. The Company match was 100% up to 6% of employee contributions and the profit sharing match is 6%. All employees hired before January 1, 2012 have immediate vesting into both the Company match and the profit sharing, but for those hired after January 1, 2012 there is a three-year vesting for the profit sharing match. Distributions from the plan for employer contributions will be in the form of a lump sum and paid six months following separation from service. All payments from these plans are made from the general assets of the Company and no special fund or trust has been established for this money.

Employees who elect to defer any of their base salary or annual incentive award have their funds contributed into the Savings Restoration Plan. Employees elect the investment options for this money from the range of investment choices in the Savings Plan, including money market funds, equity funds, and bond funds. Because this is an unfunded plan, the investment elections are used only for the purpose of crediting earnings and determining the future benefit to be received from the plan. Distributions from the plan for employee contributions will be made either as a lump sum at a specified date in the future or within six months of separation from service.

NONQUALIFIED DEFERRED COMPENSATION FOR 2017

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($) (1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($) (2)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($) (3)
Jeffry N. Quinn	—	—	—	—	—
Timothy C. Carlson	104,000	41,760	6,799		152,559
Jean-François Turgeon		125,340	87,791		611,404
Richard L. Muglia		89,595	30,594		274,056
Willem Van Niekerk	163,144	89,566	118,469		909,783
Thomas Casey		299,437	151,115	(2,478,601)	—
Peter B. Johnston		21,876	353		22,229
(1)	Amounts reflected in this column were also included in the Summary Compensation Table as of December 31, 2017 as follows: $104,000 for Mr. Carlson was included in the 2017 “salary” column; and $59,544 for Dr. Van Niekerk was included in the 2017 “salary” column, and $103,600 was included in the 2016 “non-equity incentive compensation” column. All these amounts represent deferrals of pay elected by the NEOs under our Savings Restoration Plan.
(2)	Amounts reflected in this column are also included in the “all other compensation” column in the Summary Compensation Table as of December 31, 2017.
(3)	Amounts in this column include amounts previously included in current or prior year Summary Compensation Tables as follows: for Mr. Quinn $0, for Mr. Carlson $145,760; for Mr. Turgeon $499,802; for Mr. Muglia $235,024; for Dr. Van Niekerk $738,450; for Mr. Casey $1,876,417; and for Mr. Johnston $21,876.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

Potential Payments upon Termination

We will be obligated to make certain payments to our named executive officers or accelerate the vesting of their equity awards pursuant to the following plans or agreements upon a termination of their employment (and subject to their execution of a release of claims), including termination of their employment in connection with a Change of Control:

(1)	Employment agreements;
(2)	Our retirement plans; and,
(3)	Award agreements issued under the Tronox Limited Equity Plan.

Payments upon Resignation or Termination for Cause

If the named executive officer’s employment is terminated by reason of resignation or termination for cause, the named executive officer will receive: (i) any unpaid annual base salary; (ii) any earned but unpaid bonus; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the named executive officer or their beneficiaries under the then applicable benefit plans of the Company (excluding any severance); and (v) any outstanding amounts owed for reimbursements properly incurred (collectively, “Accrued Benefits”). In the case of Mr. Casey only, such “Accrued Benefits” shall also include any earned but unpaid annual equity award, and any other earned and vested but unpaid cash-based or equity-based incentive compensation award, together with any dividends payable but not yet paid with respect to such award that is a Share Award (as defined in the Tronox Limited Equity Plan).

Payments Made Upon Termination for Death or Disability

If the named executive officer’s employment is terminated by reason of death or disability, the named executive officer will receive the following amounts:

(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s annual bonus in the year of termination based on actual results for such year;
(3)	Dr. Van Niekirk and his eligible dependents only, continued medical, dental, and vision coverage for for a period of 12 months following the date of termination.

Payments Made Upon Termination without Cause or for Good Reason Not in Connection With a Change of Control

If a named executive officer’s employment is terminated by Tronox without cause or by the named executive officer for good reason and the termination is not made subject to the provisions related to termination in connection with a Change of Control (as defined in the named executive officer’s applicable employment agreement), the named executive named officer will be entitled to receive the following amounts:

(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s (except for Mr. Quinn) annual bonus in the year of termination based on the actual results for such year. In the case of Mr. Quinn, the pro rata portion of his annual bonus in the year of termination based on the target bonus for such year;
(3)	Continued medical, dental, and vision coverage for the named executive officer and his or her eligible dependents for a period of 24 months (for Mr. Quinn) or 12 months (for all other NEOs) following the date of termination;
(4)	Either two (2) times (for Mr. Quinn) or one (1) times (for all other NEOs) the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of his or her termination.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

Payments Made Upon Termination without Cause or for Good Reason in Connection with a Change of Control

In the event that a named executive officer (other than Mr. Carlson, Mr. Turgeon or Mr. Muglia) is terminated within 12 months after a Change of Control other than for cause, death or disability, or if the named executive officer resigns for good reason, such named executive officer will be entitled to receive the following amounts:

(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s (except for Mr. Quinn) annual bonus in the year of termination based on the actual results for such year. In the case of Mr. Quinn, the pro rata portion of his annual bonus in the year of termination based on the target bonus for such year;
(3)	Continued medical, dental, and vision coverage for the named executive officer and his or her eligible dependents for a period of 24 months (for Mr. Quinn), 18 months (for Dr. Van Niekirk) or 12 months (for all other NEOs) following the date of termination;
(4)	Either three (3) times (for the CEO) or two (2) times (for Dr. Van Niekerk) the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of his termination; and,
(5)	In the case of Mr. Quinn only, vesting of all equity based incentive compensation in accordance with the terms of the Quinn Employment Agreement and the applicable grant agreements.

Retirement Plans

Executive officers who are eligible under our U.S. Pension Plan will receive benefits upon their termination and achievement of certain age and service requirements. Executive officers could also be eligible for early enhanced retirement benefits in the event that their position is eliminated involuntarily or due to death, disability or retirement. (See the discussion under U.S. Savings and Retirement Plans for a summary of the U.S. retirement plans.)

Long-Term Incentives

The following definitions apply to the standard award agreements beginning in 2013 for the annual grants of equity awards for all named executive officers:

(1)	If the executive officer is involuntarily terminated without Cause or for Good Reason, all unvested stock options and time-based restricted shares/units will be prorated for time worked and vest immediately. All performance-based restricted shares/units will be prorated for time worked and will vest at the end of the original three-year vesting period.
(2)	In the event of a Change of Control, all unvested stock options and all restricted shares/units, including performance-based shares/units, will vest immediately, provided the executive is continuously employed by Tronox or its subsidiaries through the date of such Change of Control.
(3)	In the event of death or disability, all unvested stock options and all restricted shares/units will vest immediately.
(4)	If the executive officer is terminated for any other reason, all unvested shares will be forfeited upon termination.

Employment Agreements

Jeffry N. Quinn

In connection with Mr. Quinn’s appointment as the Company’s President and Chief Executive Officer, on December 1, 2017, the Company entered into an employment agreement with Mr. Quinn with a start date of December 1, 2017 (the “Quinn Employment Agreement”). The Quinn Employment Agreement provides for Mr. Quinn to serve as the Company’s President and Chief Executive Officer. In connection with his commencement of employment, Mr. Quinn is entitled to receive (i) a one-time cash payment equal to $50,000; (ii) a one-time grant of 115,000 Class A Shares of the Company pursuant to the terms of the

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

Company’s integration incentive award program created in connection with the proposed Cristal Transaction; and (iii) a 2018 equity-based incentive award with a grant date fair market value equal to $3,400,000. In addition, the Quinn Employment Agreement provides for an annual base salary of no less than $1,000,000 and an annual cash target bonus opportunity of no less than 125% of base salary, with a maximum annual cash bonus opportunity of up to 200% of the target bonus. Mr. Quinn is also eligible to receive annual equity awards as determined by the HRCC, on the basis no less favorable to other senior executive officers of the Company. Mr. Quinn is also entitled to receive customary employee benefits commensurate with those provided to other Company senior executive officers.

In the event Mr. Quinn’s employment is terminated without “cause” or he terminates employment for Good Reason (as such terms are defined in the Quinn Employment Agreement), subject to the execution of a release of claims, Mr. Quinn will receive pursuant to the terms of the Quinn Employment Agreement: (i) Accrued Benefits (as such term is defined in the Quinn Employment Agreement); and (ii) an amount equal to two times the sum of his base salary plus his annual target bonus. In the event Mr. Quinn’s employment is terminated without “cause” or he terminates employment for Good Reason at any time during the 90-day period preceding, or twenty-four month period following a change in control of the Company, subject to the execution of a release of claims, Mr. Quinn will receive (i) Accrued Benefits; (ii) an amount equal to three times the sum of his base salary plus his annual target bonus; (iii) immediate full vesting in any unvested time-based equity incentive awards; and (iv) immediate vesting in any unvested performance-based equity incentive awards, assuming performance at target levels applicable to such awards had been achieved.

In addition, the Quinn Employment Agreement provides for: (i) general restrictions on the disclosure of confidential information; (ii) an inventions assignment covenant; (iii) an agreement that during his employment and for a period of twenty-four months thereafter he will not compete with the Company’s business; (iv) an agreement that during his employment and for a period of twenty-four months thereafter he will not solicit the Company’s employees; and (v) a mutual agreement between Mr. Quinn and the Company that he will not disparage the Company, and the Company, as well as its executive officers and members of the Board of Directors, will not disparage Mr. Quinn.

Timothy C. Carlson

Effective October 17, 2016, Tronox entered into an employment agreement with Timothy C. Carlson to serve as its Chief Financial Officer. Mr. Carlson’s agreement specifies an initial three-year term of employment commencing on October 31, 2016, either party agreeing to provide not less than 30 days written notice if it elects not to renew the agreement at the end of the term. In addition, his agreement provides for an annual base salary of $520,000, which shall be reviewed annually for increase by the HRCC, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary. Mr. Carlson’s agreement also provides for an annual equity award with a value at grant of up to 150% of his base salary, as determined by the HRCC.

Jean-François Turgeon

Effective August 1, 2013, Tronox entered into an employment agreement with Jean-François Turgeon to serve as its Executive Vice President. Mr. Turgeon’s agreement specifies an initial three-year term of employment commencing on January 1, 2014. In addition, Mr. Turgeon’s agreement provides for an annual base salary of $600,000, which shall be reviewed annually for increase by the HRCC, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of up to 75% of base salary. Mr. Turgeon’s agreement also provides for an annual equity award with a value at grant of up to 150% of his base salary, as determined by the HRCC.

On July 13, 2016, the Company entered into an employment agreement extension pursuant to which Mr. Turgeon and the Company mutually agreed to extend the term of Mr. Turgeon’s current employment agreement indefinitely unless earlier terminated in accordance with the agreement. All other terms and conditions set forth in the agreement shall continue and remain the same.

Willem Van Niekerk

Effective June 15, 2012, Tronox entered into an employment agreement with Willem Van Niekerk to serve as its Senior Vice President, Strategic Planning & Business Development. Dr. Van Niekerk’s agreement specifies an initial three-year term of employment, with automatic successive one-year renewal periods, unless terminated

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

by either party upon at least 90 days advance notice. In addition, his agreement provides for an initial annual base salary of no less than $470,000, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary with a maximum annual bonus opportunity equal to 140% of base salary. Dr. Van Niekerk’s agreement also provides Dr. Van Niekerk with a housing allowance of $5,000 per month. In addition, Dr. Van Niekerk’s agreement provides for Dr. Van Niekerk to receive an annual equity award with a value at grant of up to 150% of his base salary, as determined by the HRCC.

Richard L. Muglia

On July 14, 2016, Tronox entered into an amended and restated employment agreement with Richard L. Muglia. This agreement replaced his previous employment agreement. The agreement provides for the continued employment of Mr. Muglia as a Senior Vice President and General Counsel for a term beginning on July 14, 2016, and continuing indefinitely, unless earlier terminated in accordance with the agreement. Mr. Muglia’s agreement provides for an annual base salary of no less than $498,623, which shall be reviewed annually for increase by the Board, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary with a maximum annual bonus opportunity equal to 140% of base salary. In addition, Mr. Muglia’s agreement provides for Mr. Muglia to receive an annual equity award with a value at grant of up to 150% of his base salary, as determined by the HRCC.

Calculation of Total Amounts Payable upon Termination

The following table provides the amount of compensation payable to each named executive officer upon various termination reasons. Except as noted, the amounts shown below assume that such termination was effective as of December 31, 2016, and thus includes amounts earned through such time and are estimates of the amounts which would be paid to each executive officer upon his or her termination. The actual amounts to be paid to each executive officer can only be determined at the time of that named executive officer’s termination. All cash payments are expected to be made in a lump sum.

ESTIMATED POST-TERMINATION PAYMENTS AND BENEFITS AS OF DECEMBER 31, 2017

NAME	TYPE OF PAYMENT OR BENEFIT	VOLUNTARY RESIGNATION ($)	DEATH OR DISABILITY ($)	INVOLUNTARY NOT FOR CAUSE TERMINATION OR TERMINATION FOR GOOD REASON ($)	TERMINATION RESULTING FROM A CHANGE of CONTROL (CIC) ($)
Jeffry N. Quinn	Cash Compensation
	Cash Severance (1)	—	—	4,500,000	6,750,000
	Accrued Sick & Vacation Pay (2)	25,640	25,640	25,640	25,640
	Accrued Target Bonus (3)	—	1,250,000	1,250,000	1,250,000
	Equity
	Restricted Shares/Units (4)	—	344,896	—	2,637,094
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	—	25,465	25,465
	Total	25,640	1,620,536	5,801,105	10,688,199

Timothy C. Carlson	Cash Severance
	Cash Severance (7)	—	—	884,000	884,000
	Accrued Sick & Vacation Pay (2)	64,750	64,750	64,750	64,750
	Accrued Target Bonus (3)	—	364,000	364,000	364,000
	Equity
	Restricted Shares/Units (8)	—	2,625,075	727,633	3,428,247
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	—	16,149	16,149
	Total	64,750	3,053,825	2,056,532	4,757,146

Jean-François Turgeon	Cash Severance
	Cash Severance (7)	—	—	1,050,000	1,050,000
	Accrued Sick & Vacation Pay (2)	161,539	161,539	161,539	161,539
	Accrued Target Bonus (3)	—	450,000	450,000	450,000
	Equity
	Restricted Shares/Units (8)	—	6,496,460	2,975,242	7,701,218
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	—	12,419	12,419
	Total	161,539	7,107,999	4,649,200	9,375,176

Richard L. Muglia	Cash Severance
	Cash Severance (7)	—	—	847,659	847,659
	Accrued Sick & Vacation Pay (2)	180,751	180,751	180,751	180,751
	Accrued Target Bonus (3)	—	349,036	349,036	349,036
	Equity
	Restricted Shares/Units (9)	—	5,055,284	2,876,979	5,858,456
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	—	12,419	12,419
	Total	180,751	5,585,071	4,266,844	7,248,321

Willem Van Niekerk	Cash Severance
	Cash Severance (7)	—	—	843,545	1,687,090
	Accrued Sick & Vacation Pay (2)	174,148	174,148	174,148	174,148
	Accrued Target Bonus (3)	—	347,342	347,372	347,342
	Equity
	Restricted Shares/Units (8)	—	5,050,567	2,469,773	5,853,739
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	18,796	18,796	28,194
	Total	174,148	5,590,853	3,853,604	8,090,513

ESTIMATED POST-TERMINATION PAYMENTS AND BENEFITS AS OF DECEMBER 31, 2017

(1)	Cash Severance is based on annual rate of pay plus annual target bonus. For Mr. Quinn, this amount is two times base salary plus target bonus for Involuntary Not for Cause Termination and three times base salary plus target bonus for Termination Resulting from a Change in Control.
(2)	Per each NEO’s employment agreement, accrued vacation and sick leave balances will be paid out upon termination.
(3)	Accrued Bonus is defined as the prorated incentive amount due for performance up to the date of termination. For the examples, this amount is shown at target amounts for the full calendar year; however, in the event of a termination, actual payment will be based on actual time worked and actual performance results for the Company.
(4)	The treatment of the Restricted Shares/units for Mr. Quinn is based on the award agreements. For the Integration Incentive Award received on December 1, 2017: (a) for Death and Disability, all outstanding units will be prorated for time-worked; (b) for Involuntary Not for Cause Terminations, none of the outstanding units will vest; and (c) in the event of a Change in Control, all outstanding units will vest immediately. Mr. Quinn also has an unvested portion of a Director award from January 2016 which: (a) for Death and Disability, none of the outstanding restricted shares will vest; (b) for Involuntary Not for Cause Terminations, none of the outstanding restricted shares will vest; and (c) in the event of a Change in Control, all outstanding restricted shares will vest immediately. Amounts are calculated using December 31, 2017 NYSE closing price of our stock of $20.51.
(5)	None of our NEOs have any unvested options.
(6)	Medical benefits include medical, dental, and vision coverage through COBRA paid for by the Company.
(7)	Cash Severance is based on annual rate of pay plus annual target bonus. For Mr. Carlson, Mr. Turgeon and Mr. Muglia, this amount is one times base salary plus target bonus for Involuntary Not for Cause Termination. For Dr. Van Niekerk, this amount is one times base salary plus target bonus for Involuntary Not for Cause Termination and two times base salary plus target bonus for Termination Resulting from a Change in Control.
(8)	The treatment of the Restricted Shares Units for the NEOs, other than Mr. Quinn and Mr. Muglia, is based on their award agreements. For death and Disability, all outstanding units, including performance based units, with the exception of the Integration Incentive Award, will vest immediately. For Involuntary Not for Cause Terminations, all outstanding units, including performance based units, with the exception of the Integration Incentive Award, will be prorated for time-worked. In the event of a Change in Control, all outstanding units, including performance based units, will vest immediately. For the Integration Incentive Award: (a) for Death and Disability, all outstanding units will be prorated for time-worked; and (b) for Involuntary Not for Cause Terminations, none of the outstanding units will vest. Amounts are calculated using December 31, 2017 NYSE closing price of our stock of $20.51 and performance-based units are calculated using target amounts.
(9)	The treatment of the Restricted Shares Units for Mr. Muglia is based on his award agreements. For death and Disability, all outstanding units, including performance based units granted in 2016 and 2017, with the exception of the Integration Incentive Award, will vest immediately. For Involuntary Not for Cause Terminations, all outstanding units, including only performance based units issued in 2016 will be prorated for time-worked. In the event of a Change in Control, all outstanding units, including performance based units issued in 2016 and 2017, will vest immediately. For performance based units issued in 2017, in the event of Involuntary Not for Cause Terminations, all outstanding units will vest immediately. For the Integration Incentive Award: (a) for Death and Disability, all outstanding units will be prorated for time-worked; and (b) for Involuntary Not for Cause Terminations, none of the outstanding units will vest. Amounts are calculated using December 31, 2017 NYSE closing price of our stock of $20.51 and performance-based units are calculated using target amounts.

CEO PAY RATIO

As is permitted under the SEC rules, to determine our median employee we used a consistently applied compensation measure of “taxable earnings.” We used December 31, 2017 as the date for determining our median employee. We did annualize “taxable earnings” for those who commenced work during 2017 and those who were on unpaid leaves of absence.

Our total global employee workforce was 3,631 as of the determination date, and we did not exclude any employees (other than our CEO) from this total using permitted exceptions. As permitted under the SEC rules, we selected our CEO in place as of our determination date, and annualized his pay as if he had been employed for the entire year. This accounts for the difference between the CEO pay value we are using for the CEO pay ratio disclosed for these purposes, and the Summary Compensation Table total compensation value disclosed elsewhere in this Proxy Statement.

In identifying the median employee, we collected information from each of our respective 2017 tax year-end payroll registers for all employees of the Company and its consolidated subsidiaries. We then reviewed taxable wages (W2 and W2 equivalents for non-US employees). Taxable wages generally included an employee’s actual income, including wages, overtime, bonuses and other cash incentives, that are subject to taxation in the applicable jurisdiction. We then converted earnings paid in local currencies to U.S. dollars by applying the exchange rate as of the determination date, annualized taxable earnings for our new and mid-year hires and for those employees on unpaid leave for any period of time during the respective measurement period. Our analysis determined that our median employee earned $66,149.92 in total compensation for 2017. Based upon the total annualized 2017 compensation for Mr. Quinn of $5,650,000.00, our ratio of CEO to median employee pay was 85 to 1. Our median employee is employed in the United States at our Hamilton, MS Pigment Plant.

As the SEC rules allow for companies to adopt a wide range of methodologies to calculate their CEO pay ratio, therefore, the estimated ratio should not be used as a basis for comparison to that of other companies.

PROPOSAL 3 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. We encourage shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the executive compensation tables that follow such section for a more detailed discussion of our compensation program and policies, the compensation and governance-related actions taken in fiscal year 2017 and the compensation awarded to our named executive officers.

The primary goal of our executive compensation program is the same as our goal for operating the Company—to maximize corporate performance and thereby create value for our shareholders. To achieve this goal we have designed an executive compensation program based on the following principles:

•	Paying for performance - A significant portion of each executive’s potential cash compensation is made subject to achieving business performance measures.
•	Alignment with the interests of shareholders - Equity awards align our executives’ financial interests with those of our shareholders by providing value to our executives if the market price of our shares increases.
•	Attracting and retaining top talent - The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives in our industry.

The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie the Company’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

At our 2017 Annual Meeting of Shareholders, our Say-on-Pay vote passed with an affirmative vote of 71.4% of the votes cast, but only because holders of our Class A and Class B Shares voted together as a single class. The 2017 vote outcome represented the third year in a row where we did not receive the approval from a majority of our Class A shareholders with respect to Say-on-Pay.

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with an acceptable risk profile. The foundation of our compensation philosophy is to:

•	Promote creation of long-term shareholder value;
•	Recruit and retain qualified high performing executive officers;
•	Motivate high levels of performance; and,
•	Offers compensation that is competitive in the marketplace.

Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives where performance is above target over the long term, we believe the program will reward above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

For these reasons, our Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED, on an advisory basis.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices

PROPOSAL 3 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the HRCC value the opinions expressed by our shareholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

The accompanying proxy will be voted in favor of the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as stated in the above advisory resolution, unless the shareholder indicates to the contrary on the proxy.

Vote Required to Approve, on an Advisory Basis, the Executive Compensation Paid to our Named Executive Officers

Holders of Class A Shares and Class B Shares will vote together as a single class on this proposal, and each share is entitled to one vote. The advisory vote on executive compensation will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the executive compensation.

The Board of Directors recommends a vote “FOR”, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 4 - APPROVAL OF FINANCIAL ASSISTANCE PURSUANT TO AUSTRALIAN LAW

Purpose for the Proposal

We are asking the shareholders to approve a resolution required by Australian law that authorizes the giving of certain “financial assistance” by various Australian subsidiaries of Cristal (the “Australian Cristal Subsidiaries”) which will be acquired (either directly or indirectly) by the Company upon consummation of the Cristal Transaction.

This Proxy Statement includes all information known to the Company that is material to the decision on how to vote on the proposed resolution, other than information which would be unreasonable to require the Company to disclose because the Company had previously disclosed it to shareholders.

Background

As discussed elsewhere in this Proxy Statement, the Company entered into an agreement with Cristal and the Seller for the acquisition of Cristal's titanium dioxide business. On October 2, 2017, at a special meeting of shareholders of the Company held pursuant to the definitive agreement underlying the Cristal Transaction, the Company’s shareholders approved a resolution to issue 37,580,000 Class A Shares to the Seller in connection with the acquisition, and the resulting acquisition of interests of Class A Shares by the Seller and certain other persons and entities, at the closing of the Cristal Transaction. We are asking our shareholders to approve the limited “financial assistance” described in this Proposal 4 as a specific requirement under Australian law and not anything else related to the Cristal Transaction which has previously been approved by shareholders. As of the date of this Proxy Statement, completion of the Cristal Transaction remains conditional on certain anti-trust approvals being received.

As part of the Cristal Transaction, the Company will (either directly or through one or more of its subsidiaries) acquire certain subsidiaries of Cristal which own and conduct Cristal's titanium dioxide business, including the Australian Cristal Subsidiaries listed below. Upon the closing of the Cristal Transaction, those subsidiaries will become subsidiaries (directly or indirectly) of the Company.

As previously disclosed, the Company is a party to a First Lien Term Loan Credit Agreement, dated September 22, 2017 (the “Credit Agreement”), between, among others, Tronox Finance LLC as borrower (the “Borrower”) and Bank of America, N.A., Citigroup Global Markets Inc., Goldman Sachs Bank USA, Wells Fargo Securities, LLC, RBC Capital Markets, Credit Suisse Securities (USA) LLC and Barclays Bank PLC as lead arrangers, and the lenders as identified therein (the “Lenders”). A copy of the Credit Agreement is attached as Exhibit 10.2 of the Current Report on Form 8-K filed by the Company on September 25, 2017. Under the terms and conditions of the Credit Agreement, the Borrower may draw funds to fund, in part and among other things, the Cristal Transaction.

Pursuant to the Credit Agreement, within 60 days after the Company’s first scheduled annual general meeting following completion of the Cristal Transaction, those Australian Cristal Subsidiaries which become restricted subsidiaries under the Credit Agreement will be required to satisfy certain collateral and guarantee requirements and each may, in addition, be required to become a loan party thereto (subject to customary exclusions and limitations). Such requirements may include, but are not limited to, the assumption of obligations in connection with the Credit Agreement and various guarantee and collateral agreements to which many of the existing Tronox subsidiaries, including Tronox’s existing Australian subsidiaries, are party, the provision of credit support in respect of the debt obligations of the Company and its subsidiaries (the "Tronox Group"), granting guarantees and security and having its equity interests pledged in favor of the collateral agent under the Credit Agreement and ancillary agreements pursuant thereto (collectively, the “Guarantees and Securities”). In doing so, from an Australian law perspective, each Australian Cristal Subsidiary may be considered to be “financially assisting” members of the Tronox Group in acquiring shares in itself or in a holding company of itself.

In the event that the Cristal Transaction is not consummated, the Australian Cristal Subsidiaries will not provide financial assistance to the Tronox Group, and thus, a vote for this Proposal 4 resolution will have no practical impact on the Company.

PROPOSAL 4 - APPROVAL OF FINANCIAL ASSISTANCE PURSUANT TO AUSTRALIAN LAW

Why Shareholder Approval is Required

We are seeking shareholder approval of this resolution pursuant to Section 260B(3) of Australia's Corporations Act. Section 260A(1) provides that an Australian company may financially assist a person in acquiring shares in it or its holding company only in certain limited circumstances, including where the assistance is approved by the ultimate Australian holding company’s shareholders under Section 260B(3). A company is generally seen as giving “financial assistance” if it gives something needed to carry out a transaction. In the case of the Cristal Transaction, the Australian Cristal Subsidiaries’ becoming a party to the Credit Agreement as restricted subsidiaries and their provision of the Guarantees and Securities could be viewed as providing such financial assistance.

Therefore, because immediately after the completion of the Cristal Transaction the Australian Cristal Subsidiaries will be subsidiaries of the Company (which will be the ultimate Australian holding company) and the Company presently anticipates designating such entities as restricted subsidiaries under the Credit Agreement, the financial assistance must be approved by the Company’s shareholders, in addition to being approved by the immediate shareholder of each Australian Cristal Subsidiary, which will occur simultaneously with or shortly after the closing of the Cristal Transaction.

Australian Cristal Subsidiaries

The names of the Australian Cristal Subsidiaries and their Australian company numbers are as follows:

1.	Cristal Inorganic Chemicals Australia Pty Ltd	ACN 125 123 784
2.	Cristal Australia Pty Ltd	ACN 102 888 559
3.	Cristal Pigment Australia Ltd	ACN 008 683 627
4.	Cristal Mining Australia Limited	ACN 009 247 858
5.	Cable Sands Holdings Pty. Limited	ACN 001 288 268
6.	Cable Sands Investments Pty. Limited	ACN 000 430 482
7.	Peregrine Gold Mining Pty Ltd	ACN 009 267 207
8.	Pooncarie Operations Pty Ltd	ACN 102 895 581
9.	Probo Mining Pty Ltd	ACN 079 938 819
10.	Imperial Mining (Aust) Pty Ltd	ACN 062 193 266
11.	Peregrine Mineral Sands Pty Ltd	ACN 009 307 591
12.	Bemax Sales Pty Ltd	ACN 101 858 931
13.	Nissho Iwai Mineral Sands (Australia) Pty. Limited	ACN 003 870 871
14.	Cable Sands Pty. Limited	ACN 008 678 386
15.	Cable Sands (W.A.) Pty Ltd	ACN 009 137 142
16.	Kathleen Investments (Australia) Pty Ltd	ACN 008 402 891
17.	Coffs Harbour Rutile Pty Ltd	ACN 000 173 099
18.	Rutile and Zircon Mines (Newcastle) Pty Ltd	ACN 000 393 135
19.	Titanium Technology (Australia) Pty Ltd	ACN 000 833 643
20.	RZM Pty. Limited	ACN 001 242 397
21.	NIMSA Murray Basin Pty Ltd	ACN 091 051 704
22.	Murray Basin Titanium Pty Ltd	ACN 082 497 827

Impact of Giving Proposed Guarantees and Security

The Board of Directors believes that the Australian Cristal Subsidiaries’ becoming parties to the Credit Agreement and their provision of the Guarantees and Securities will not materially prejudice the Company or its shareholders.

By becoming a party to the Credit Agreement as restricted subsidiaries and providing the requisite Guarantees and Securities, the Australian Cristal Subsidiaries will be guaranteeing all amounts owing from

PROPOSAL 4 - APPROVAL OF FINANCIAL ASSISTANCE PURSUANT TO AUSTRALIAN LAW

time to time under the Credit Agreement. As such, they become liable to pay any amounts outstanding under the Credit Agreement from time to time if the Borrower defaults on its obligation to do so. Furthermore, the assets of the Australian Cristal Subsidiaries over which Securities are granted may be realized for the benefit of the Lenders if there is a default. Additionally, the operations of the Australian Cristal Subsidiaries may also become restricted pursuant to representations and undertakings given by the Australian Cristal Subsidiaries. The giving of the Guarantees and Security, may impact each Australian Cristal Subsidiary’s ability to borrow money in the future, and it is possible that this could materially prejudice the interests of the creditors and shareholders of each Australian Cristal Subsidiary.

As noted above, other members of the Tronox Group (including the Company and the Company’s existing Australian subsidiaries) are already parties to the Credit Agreement and have already given similar guarantees and security in accordance with the Credit Agreement, as well as equivalent representations and undertakings. As new members of the Tronox Group, the Australian Cristal Subsidiaries would be required to do likewise, that is, nothing more than what other members of the Tronox Group have already agreed to do.

Why it is Important to Approve this Proposal

The Company expects to designate the Australian Cristal Subsidiaries as “restricted subsidiaries” under the Credit Agreement because, among other important reasons, it will enable the Company to include the EBITDA (i.e., earnings) with the Tronox Group’s EBITDA. Such inclusion will positively impact the Tronox Group’s overall flexibility under, and compliance with, the terms of the Credit Agreement. In the absence of our shareholders approving this Proposal 4, (a) the Company will be unable to include the EBITDA of the Cristal Subsidiaries in the Tronox Group’s EBITDA, and (b) an event of default may occur under the Credit Agreement. In the event Proposal 4 is not approved, the Company would need to consider various alternatives that may be at a significant cost and expense to the Company and limit the Tronox Group’s operating flexibility.

Filing with ASIC

A copy of this Proxy Statement (including the notice of the Annual Meeting) was filed with the Australian Securities and Investments Commission (“ASIC”) under Section 260B before the notice of the Annual Meeting was sent to shareholders, in accordance with Section 260B.

Vote Required to Approve Special Resolution Authorizing Financial Assistance Pursuant to Australian Law

Holders of Class A Shares and Class B Shares will vote together as a single class on this proposal, and each share is entitled to one vote. This resolution is proposed as a special resolution. To be passed as a special resolution, Proposal 4 requires the affirmative vote of at least 75% of the shares present or represented at the Annual Meeting and actually cast on such Proposal. Abstentions and, if applicable, broker non-votes will have no effect on the approval of Proposal 4. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form.

The Board of Directors recommends a vote “FOR” the special resolution authorizing financial assistance pursuant to Australian law.

ADDITIONAL INFORMATION

SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, Directors and executive employees of the Company, none of whom will receive any additional compensation for their services. We have retained Okapi Partners LLC (“Okapi”), 1212 Avenue of the Americas, New York, NY 10036 to distribute and solicit proxies. We will pay Okapi a fee not to exceed$15,000, plus reasonable expenses for these services. The Company will bear the cost of solicitations and the fees related to the solicitation of proxies.

AUDITORS

Representatives of PwC, independent registered public accountants for the Company for the 2017 fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2019 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s 2019 proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so they are received by our Secretary at the address provided below no later than the close of business (5:00 p.m., U.S. Eastern Daylight Time) on December 19, 2018.

Should an eligible shareholder or shareholders desire to nominate a candidate for Director or propose any other business at the 2019 Annual Meeting outside of the process for inclusion of such nomination or proposal in the Proxy Statement, such shareholder must give us timely written notice. As required under the Constitution, to be timely for the 2019 Annual Meeting, a shareholder’s notice of a Director nomination must be delivered to our Secretary at the address provided below not earlier than the 120th day, no later than the 90thday before the anniversary of the date of the 2018 Annual Meeting. As a result, any nomination given by a shareholder pursuant these provisions of our Constitution (and not pursuant to SEC Rule 14a-8) must be received no earlier than the close of business (5:00 p.m. U.S. Eastern Standard Time) on January 23, 2019, and no later than the close of business (5:00 p.m., U.S. Eastern Standard Time) on February 22, 2019, unless our 2018 Annual Meeting date occurs more than 30 days before or 70 days after May 23, 2019. In that case, notice of the nomination must be received by our Secretary not earlier than close of business on the 120th day before the 2019 Annual Meeting and not later than the close of business on the date that is the later of (i) the 90th day before the 2018 Annual Meeting, or (ii) the 10th day following the day on which Tronox first publicly announces the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting of Shareholders shall not commence a new time period (or extend any time period) for the giving of a shareholder’s nomination as described above. The shareholder’s nomination must comply with applicable laws and the Constitution, which is available to shareholders free of charge upon request to our Secretary at the address provided below. The Constitution is also available on our website at www.tronox.com.

Under the Australian Corporations Act, (i) shareholders of Tronox holding at least 5% of the votes that may be cast on the resolution, or (ii) at least 100 shareholders entitled to vote at a general meeting may give notice to Tronox proposing a resolution for consideration at the next general meeting that occurs more than two months after the notice is given. Under Australian law, the Board of Directors can refuse to place a resolution on the agenda at a meeting in certain circumstances, for example if the matter is not a matter for proper shareholder action because it concerns a matter exclusively vested in the Board of Directors.

Notice of intention to submit a nomination or other proposal at the 2019 Annual Meeting and any request for a copy of the Constitution must be addressed to the Company Secretary at Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.

ADDITIONAL INFORMATION

OTHER MATTERS

If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

Under the Australian Corporations Act, a person appointed as a proxy must not vote, on the basis of that appointment, on a resolution connected directly or indirectly with the remuneration of a member of the key management personnel for the company if, (i) the person is either a member of the key management personnel or a closely related party of a member of the key management personnel; and (ii) the appointment does not specify the way to vote on the resolution. For this purpose, “key management personnel” are those persons having authority and responsibility for planning, directing and controlling the activities of the entity, directly and indirectly, including any Director (whether executive or otherwise) of the company. A “closely related party” of a member of the key management personnel is: a spouse or child of the member; a child of the member’s spouse; a dependent of the member of the member’s spouse; anyone else who is in the member’s family who may be expected to influence the member or be influenced by the member in the member’s dealings with the company; and a company the member controls.

This voting exclusion applies to Proposal 3. As such, members of the key management personnel (and their closely related parties) will not be able to vote your proxy on Proposal 3, unless you direct them how to vote. If you intend to appoint a member of the key management personnel as your proxy, please ensure that you direct them how to vote on Proposal 3, by marking the voting boxes on the proxy card for those proposals. This prohibition does not apply to the chairman of the meeting, where the proxy appointment expressly authorizes the chairman of the meeting to exercise an undirected proxy.

HOUSE HOLDING AND COMBINING ACCOUNTS

Each registered shareholder (those that own shares in their own name on the books of our transfer agent) will receive one copy each of this Proxy Statement per account, even if at the same address.

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for Proxy Statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement and annual report to those shareholders. This process, which is commonly referred to as “house holding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While we do not utilize house holding, some intermediaries may be house holding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be house holding materials to your address, house holding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single Proxy Statement and annual report to multiple shareholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to: 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA or P.O. Box 305, Kwinana, Western Australia, Australia, 6966 or fax a request to +1 (203) 705-3703 (USA), or +61 (0) 8 9 365-1390 (Australia). You may also submit a request by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. If you hold your shares through an intermediary that is utilizing house holding and you want to receive separate copies of our annual report and Proxy Statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.

ADDITIONAL INFORMATION

WHERE YOU CAN FIND MORE INFORMATION

Our public internet site is http://www.tronox.com. We make available free of charge, on our website at www.tronox.com, under “Investor Relations – Financial Information”, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of Directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for the Company’s Lead Independent Director, Audit Committee, HRCC and Corporate Governance and Nominating Committee. Copies of these charters and our Corporate Governance Guidelines and Code of Ethics and Business Conduct governing our Directors, officers and employees are also posted on our website under “Investor Relations – Corporate Governance”. Copies of these documents may be requested in print, at no cost, by telephone at +1 (203) 705-3800 or by mail at Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, CT 06901, USA, Attention: Investor Relations. The information included on the website is not incorporated by reference into this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey N. Neuman
Senior Vice President,
General Counsel and Secretary

April 19, 2018

TRONOX
LIMITED

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on May 22, 2018.

Vote by Internet

- Go to **www.envisionreports.com/TROX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Class Directors (holders of Class A Shares Only)

Nominee	For	Against	Abstain
01 - Jeffry N. Quinn	☐	☐	☐
02 - Ilan Kaufthal	☐	☐	☐
03 - Peter Johnston	☐	☐	☐
04 -Wayne A. Hinman	☐	☐	☐
05 - Andrew P. Hines	☐	☐	☐
06 - Sipho Nkosi	☐	☐	☐
07 - Ginger Jones	☐	☐	☐

Proposal	For	Against	Abstain
2. To ratify the appointment of the Tronox Limited independent registered public accounting firm, who will serve until the auditor resigns or is removed.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers (the "Say-on-Pay").	☐	☐	☐
4. To approve special resolution authorizing financial assistance pursuant to Australian law.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

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02THUB

2018 Annual Meeting Admission Ticket

2018 Annual Meeting of
Tronox Limited Shareholders

Wednesday, May 23, 2018, 9:00 am ET Local Time
Stamford Marriott
243 Tresser Blvd, Stamford, CT 06901

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

TRONOX LIMITED

Proxy — Tronox Limited

Notice of 2018 Annual Meeting of Shareholders

Stamford Marriott, 243 Tresser Blvd, Stamford, CT 06901
Proxy Solicited by Board of Directors for Annual Meeting — May 23, 2018

Jeffry Quinn, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Tronox Limited to be held on May 23, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal One – Election of Directors, FOR Proposal 2 – Independent Public Accountants, For item 3 Proposal 3 – Say on Pay and FOR item 4 Authorizing Financial Assistance.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

TRONOX LIMITED

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on May 22, 2018.

Vote by Internet

- Go to **www.envisionreports.com/TROX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Class B Directors (holders of Class B Shares Only)

	For	Against	Abstain
01 - Daniel Blue	☐	☐	☐
02 - Mxolisi Mgojo	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment of the Tronox Limited independent registered public accounting firm, who will serve until the auditor resigns or is removed.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers (the "Say-on-Pay").	☐	☐	☐
4. To approve special resolution authorizing financial assistance pursuant to Australian law.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02THWB

2018 Annual Meeting Admission Ticket

2018 Annual Meeting of
Tronox Limited Shareholders

Wednesday, May 23, 2018, 9:00 am ET Local Time
Stamford Marriott
243 Tresser Blvd, Stamford, CT 06901

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

TRONOX
LIMITED

Proxy — Tronox Limited

Notice of 2018 Annual Meeting of Shareholders

Stamford Marriott, 243 Tresser Blvd, Stamford, CT 06901
Proxy Solicited by Board of Directors for Annual Meeting — May 23, 2018

Jeffry Quinn, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Tronox Limited to be held on May 23, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal One – Election of Directors, FOR Proposal 2 – Independent Public Accountants, For item 3 Proposal 3 – Say on Pay and FOR item 4 Authorizing Financial Assistance.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)